UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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TriMas Corporation
(Name of Registrant as Specified in its Charter)

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TriMas

2020 PROXY STATEMENT

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS To be held May 12, 2020
To the Shareholders of TriMas Corporation:
The 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (the “Company”) will be held on Tuesday, May 12, 2020, at 8:00 a.m. Eastern Time, for the following purposes:
1.	To elect three directors to serve until the Annual Meeting of Shareholders in 2023;
2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	To approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers (“NEOs”); and
4.	To transact other business as may properly come before the meeting.
As part of our precautions regarding the coronavirus (or COVID-19), the Annual Meeting will be a “virtual” meeting. The Company is making its proxy materials available electronically as the primary means of furnishing proxy materials to shareholders, who can participate in the meeting online at www.virtualshareholdermeeting.com/TRS2020 at the appointed date and time.
To participate in this year’s virtual Annual Meeting, you will need the 16-digit shareholder control number located on the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials, to log in to the webcast of the Annual Meeting at www.virtualshareholdermeeting.com/TRS2020. Please keep your shareholder control number in a safe place so it is available to you for the meeting. Using this control number, you will be able to listen to the meeting live, submit questions and vote online. The Company encourages you to access the Annual Meeting before the start time of 8:00 a.m., Eastern Time on May 12, 2020. Please allow ample time for online check-in, which will begin at 7:45 a.m., Eastern Time on May 12, 2020.
We encourage you to read this proxy and our 2019 Annual Report, and to visit our website at www.trimascorp.com to learn more about TriMas. There you will find additional information about our performance and how we are working to enhance shareholder value.
Finally, we want to encourage you to vote regardless of the size of your holdings. Every vote is important and your participation helps us do a better job of understanding and acting on what matters to you as a shareholder. You can cast your vote by internet, by telephone or by mailing a printed proxy card as outlined in this document.
/s/ Samuel Valenti	/s/ Thomas A. Amato
Samuel Valenti III	Thomas A. Amato
Chairman of the Board	President and Chief Executive Officer
Bloomfield Hills, Michigan
This notice of Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about March 27, 2020.
Even if you intend to participate electronically during the Annual Meeting, please sign and date your proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2020

The Proxy Statement and 2019 Annual Report of TriMas Corporation are available at:http://ir.trimascorp.com

Corporate Headquarters
38505 Woodward Avenue, Suite 200
Bloomfield Hills, Michigan 48304

PROXY STATEMENT FOR 2020 ANNUAL MEETING OF SHAREHOLDERS
This proxy statement contains information regarding the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of TriMas Corporation (“TriMas” or the “Company”) to be held at 8:00 a.m. Eastern Time on Tuesday, May 12, 2020. The Company’s Board of Directors (the “Board”) has fixed the close of business on March 13, 2020 as the record date (“Record Date”) for determining the shareholders that are entitled to notice of, and to vote during, the Annual Meeting or any adjournment or postponement of the Annual Meeting. The Board is soliciting proxies for use during such meeting and during any adjournment or postponement of such meeting. The Company has made these materials available to shareholders on the internet or, upon request, has delivered printed copies by mail or electronic copies by email. This proxy statement, along with the notice of Annual Meeting and form of proxy, was first made available to shareholders on or about March 27, 2020. The Company will bear the cost of soliciting proxies.
PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.
General Information
Meeting: Annual Meeting of Shareholders
Meeting Location: Via Virtual Meeting at www.virtualshareholdermeeting.com/TRS2020
Date: 8:00 a.m. Eastern Time on Tuesday, May 12, 2020
Record Date: March 13, 2020
Common Shares Outstanding as of Record Date: 44,363,202
Stock Symbol: TRS
Stock Exchange: NASDAQ
Registrar and Transfer Agent: Computershare
State and Year of Incorporation: Delaware (1986)
Corporate Website: www.trimascorp.com
Investor Relations Website: http://ir.trimascorp.com
Corporate Governance
Board Meetings in Fiscal 2019: 7
Standing Board Committees (Meetings in Fiscal 2019): Audit - 5; Compensation - 4; and Governance and Nominating - 2
Separate Chair and CEO: Yes
Board Independence: 8 of 9 directors
Independent Directors Meet without Management: Yes
Staggered Board: Yes
Shareholder Rights Plan: No
Simple Majority to Amend Charter and Bylaws: Yes
Hedging, Pledging and Short Sale Policy: Yes

Items to be Voted On	Board Recommendation
Proposal 1: Elect three directors	FOR ALL
Proposal 2: Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2020	FOR
Proposal 3: Approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers (“NEOs”)	FOR
Executive Compensation
CEO: Thomas A. Amato (age 56; tenure as CEO: more than three years)
Fiscal 2019 CEO Total Direct Compensation:
Base Salary: $700,000; Target Short-Term Incentive: $700,000; Target Long-Term Incentives: $2,399,949
Key Elements of our Executive Compensation Program for Fiscal 2019:
Base Salary: Represented 18% of our CEO's target compensation and, on average, 33% of our other NEOs’ target compensation for 2019

Short-Term Incentive: Annual incentive focused on corporate financial metrics that are directly tied to our annual business plan. Metrics include operating profit and cash flow generation. This represented 18% of our CEO’s target compensation and, on average, 20% of our other NEOs’ target compensation for 2019.

Long-Term Equity Incentives: 50% performance stock units (“cliff” vesting; shares earned, if any, based on relative total shareholder return and earnings per share cumulative average growth rate over a three-year period) and 50% service-based restricted stock units (generally vest in three equal installments on the first three anniversaries of award grant date) for our NEOs. Long-term equity incentives represented 64% of 2019 target compensation for our CEO and 47% for our other NEOs (on average).

Recoupment Policy: Yes
Fiscal 2019 Highlights
• Increased 2019 net sales from continuing operations by 2.6% to $723.5 million
• Achieved income from continuing operations of $61.9 million and a diluted earnings per share of $1.36
• Successfully completed the sale of the Lamons business for approximately $135 million

• Repurchased more than 1.2 million shares of outstanding common stock, or approximately 2.7% of outstanding shares, for approximately $36.7 million, while increasing our share repurchase authorization to $150 million

• Acquired Plastic Srl and Taplast Srl to expand TriMas’ packaging platform product breadth and geographic presence
• Ended 2019 with $172.5 million of cash on hand and $456.4 million of cash and aggregate availability under our revolving credit facility
• Ended 2019 with a leverage ratio of 1.3x as defined in our credit agreement

TriMas Corporation
PROPOSAL 1 — ELECTION OF DIRECTORS
The Board is divided into three classes, each class consisting of approximately one-third of the Company’s directors. Class II directors’ terms will expire at the Annual Meeting. Mr. Herbert Parker and Mses. Holly Boehne and Teresa Finley have consented to stand for re-election to serve until the 2023 Annual Meeting of Shareholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee.
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTORS LISTED BELOW WHO STANDS FOR RE-ELECTION, TO SERVE UNTIL THE 2023 ANNUAL MEETING.
Vote Required
The three individuals who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of the Company’s common stock (the “Common Stock”) is represented at the meeting. However, we have adopted a majority voting policy that is applicable in uncontested director elections. This means that the plurality standard will determine whether a director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a director must exceed the number of votes “withheld” from that director or the director must submit his or her resignation. The Board, taking into account the recommendation of the Governance and Nominating Committee, would then determine whether to accept or reject any required resignation. A proxy card marked “Withhold” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the election of directors.
Additional information regarding the directors and director nominees of the Company is set forth below.
Directors and Director Nominees
The Board currently consists of nine members divided into three classes serving staggered terms.
Name	Title	Committees*	Term Ending	Class(2)
Thomas A. Amato	Director, President and Chief Executive Officer	N/A	2022	I
Jeffrey M. Greene	Director	A, C, G	2022	I
Holly M. Boehne(1)	Director	A, C, G	2020	II
Teresa M. Finley(1)	Director	A, C, G,	2020	II
Eugene A. Miller(3)	Director	A, C, G	2020	II
Herbert K. Parker(1)	Director	A**, C, G	2020	II
Nick L. Stanage	Director	A, C, G	2021	III
Daniel P. Tredwell	Director	A, C, G**	2021	III
Samuel Valenti III	Chair of the Board	A, C**, G	2021	III
*	A = Audit Committee; C = Compensation Committee; G = Governance and Nominating Committee
**	Chair of Committee
(1)	Standing for re-election at the Annual Meeting.
(2)
Class I term expires at the 2022 Annual Meeting of Shareholders; Class II term expires at the 2020 Annual Meeting of Shareholders (“2020 Annual Meeting”); Class III term expires at the 2021 Annual Meeting of Shareholders.

(3)	Mr. Miller’s term expires at the 2020 Annual Meeting and the Company has not nominated him to stand for re-election.
2020 Proxy Statement	I	1

TriMas Corporation
Director Background, Experience and Qualifications
The following includes a brief overview of the experience, qualifications, attributes and skills that led to the conclusion that the directors and nominees should serve on the Board at this time. The Governance and Nominating Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Governance and Nominating Committee believes that directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.
As more fully reflected in the chart below, the Board believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has eight independent directors in accordance with the applicable independence rules of Nasdaq and such directors are also independent of the influence of any particular shareholder or shareholder groups whose interests may diverge from the interests of the shareholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas.

Board Diversity

Tenure

56%
(5 out of 9)
5 years or less

1-3 years
4-5 years
6+ years

Director Independence

89%
(8 out of 9)

Board Skills

CEO Experience
44%
(4 out of 9, public or large entity)

Manufacturing
78%
(7 out of 9)

Global Business
100%
(9 out of 9)

Strategy
100%
(9 out of 9)

Engineering and Innovation
56%
(5 out of 9)

Finance
100%
(9 out of 9)

2	I	2020 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
Board Members
Thomas A. Amato Current Directorships: Ametek, Inc. Former Directorships: Asahi Tec Corporation Wolverine Tube Continental Structural Plastics Unifrax Age: 56 Director since: 2016
Mr. Amato has served as president, chief executive officer and a director of the Company since July 2016. Mr. Amato brings more than 25 years of broad industrial experience, having served in several leadership positions at global, multi-billion dollar businesses. From October 2009 through December 2015, he served as chair, chief executive officer and president of Metaldyne, LLC, an engineered products manufacturing company, and from August 2014 through December 2015, as co-president and chief integration officer of Metaldyne Performance Group, a global manufacturing company. Prior to leading Metaldyne, LLC in October 2009, he served as chair, chief executive officer, and president of Metaldyne Corporation, a global components manufacturer, and co-chief executive officer of Asahi Tec Corporation, a Japanese casting and forging company. Prior to this, Mr. Amato worked at MascoTech in positions of increasing responsibility, including as vice president of corporate development at the Company.

Qualifications:
Mr. Amato has extensive knowledge and experience in executive leadership, industrial operations and financial transactions. His breadth of experience provides him with subject matter expertise in business portfolio development and management, investor relations, acquisitions and divestitures and international operations.

Holly M. Boehne Current Directorships: Prometheus Group, Inc. Former Directorships: None Age: 57 Director Since: 2020
Ms. Boehne served as chief technology officer of Andersen Corporation, a market leader in the window and door industry, from March 2013 until her retirement in March 2019. She previously served as senior vice president, research, development & innovation for Andersen Corporation from March 2009 until February 2013. During her 15-year career at Andersen Corporation, which began in 2004, her responsibilities included driving new business models and innovations to transform the company’s competitive position, and creating and executing new product strategies. Previously, Ms. Boehne held various leadership positions at Ecolab Inc., a global provider in water and hygiene technologies, from 1996 - 2004, including vice president of research and development engineering and lean sigma deployment leader. Ms. Boehne began her career at The Pillsbury Company, a food products manufacturer, as an operations brand manager and R&D program leader. Ms. Boehne earned a Bachelor of Science in Chemical Engineering from the University of Minnesota and has participated in executive education programs through Harvard, Stanford and the Massachusetts Institute of Technology. Ms. Boehne serves on the board of the Science Museum of Minnesota and the advisory board of the University of Minnesota – Chemical Engineering and Materials Science.

Qualifications:
Ms. Boehne brings over three decades of broad operational business leadership and has demonstrated strategic results across different industries in the public and private sector. She brings skill in innovation, strategy creation and deployment, new product launch and commercialization, technology development, risk management, quality systems, sourcing strategies and supply chain optimization.

2020 Proxy Statement	I	3

TriMas Corporation

Teresa M. Finley Current Directorships: None Former Directorships: None Age: 58 Director since: 2020
Since June 2019, Ms. Finley has served as a senior advisor to the Boston Consulting Group, a global management consulting firm, where she provides transportation and logistics expertise in the areas of marketing, pricing and sales, financial strategy, and organizational design. In June 2017, Ms. Finley retired from her role as chief marketing & business services officer and management committee member for United Parcel Service, a global package delivery company and leading provider of specialized transportation logistics services. In her most recent role at United Parcel Service, she was responsible for the advancement of global marketing capabilities, including priority growth strategies, product innovation, pricing, communications and brand management, global shared services including financial, people and customer processes, and management of subsidiary businesses. During her more than three decades of experience with United Parcel Service beginning in 1984, her prior roles included treasurer & vice president of finance in 2014, corporate controller from 2010-2013 and other leadership positions in United Parcel Service and its business units, including chief financial officer of the International Small Package, Forwarding and Logistics business, vice president, investor relations and vice president, marketing. Ms. Finley earned a Bachelor of Science in Finance from the Marquette University in Milwaukee, Wisconsin, and has participated in executive education programs through Harvard and Wharton. Ms. Finley serves on the board of the Annie E. Casey Foundation, Fernbank Natural History Museum of Atlanta and Woodruff Arts Center of Atlanta.

Qualifications:
Ms. Finley is a qualified financial expert with over 34 years of experience in financial, marketing and strategy leadership roles for a Fortune 100 company. Her areas of expertise include global finance and accounting operational excellence, product innovation, pricing and segment marketing, global shared services, and post-acquisition management.

4	I	2020 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Jeffrey M. Greene Current Directorships: The Thiele Kaolin Company Pretium Packaging LLC Tekni-Plex, Inc. Former Directorships: CSP Technologies, Inc. Solo Cup Company Age: 60 Director Since: 2018
Mr. Greene has served as an advisor, and is the founding partner, of Orion Advisors Group since July 2014, a firm specializing in supporting companies with buy-side due diligence, operations planning, supply chain optimization and executive development. Prior to July 2014, he served as president and chief executive officer of Consolidated Container Company, a rigid plastic packaging company from October 2005 to May 2014. In addition, he held the roles of senior vice president - consumer packaging group of Consolidated Container, senior vice president - operations of Exopack, a provider of flexible packaging solutions, and president - CPG products and director - strategic accounts of Union Camp Corporation, a manufacturer of paper and chemical products.

Qualifications:
Mr. Greene has significant leadership and governance experience, with more than 35 years at companies in the packaging, consumer products and industrial markets. Mr. Greene brings extensive knowledge and experience in executive leadership and acquisitions and divestitures, as well as expertise in the development and implementation of strategic and operational plans.

Herbert K. Parker

Current Directorships:
Apogee Enterprises,  Inc.
nVent Electric plc
American Axle
 & Manufacturing
 Holdings,Inc.

Former Directorships:
TMS International
 Corporation

Age: 61

Director Since: 2015

Mr. Parker was the executive vice president – operational excellence of Harman International Industries, Inc., a worldwide leader in the development, manufacture, and marketing of high quality, high-fidelity audio products, lighting solutions and electronic systems from January 2015 to March 2017. Previously, Mr. Parker served as executive vice president and chief financial officer of Harman International from June 2008 to January 2015. Prior to joining Harman International, Mr. Parker served in various senior financial positions with ABB Ltd. (known as ABB Group), a global power and technology company, from 1980 to 2006, including as chief financial officer of the global automation division from 2002 to 2005 and the Americas region from 2006 to 2008. Mr. Parker began his career as a staff accountant with C-E Systems. Additionally, Mr. Parker currently serves as board chair at the Stamford, Connecticut YMCA.

Qualifications:
Mr. Parker has extensive experience in financial reporting, accounting and Sarbanes-Oxley compliance for public companies. His experience serving as a financial executive with multiple public companies provides him with subject matter expertise in acquisitions (including the integration process) and divestitures, capital asset allocation, restructuring and realigning operational functions and other areas of risk oversight. Due to Mr. Parker’s non-U.S. based professional assignments, he has significant experience in international matters.

2020 Proxy Statement	I	5

TriMas Corporation

Nick L. Stanage Current Directorships: Hexcel Corporation Former Directorships: None Age: 61 Director Since: 2013
In November 2009, Mr. Stanage joined Hexcel Corporation, a worldwide manufacturer of advanced material solutions, carbon fiber, reinforcement fabrics and tooling materials, as president. In May 2012, he became chief operating officer and in August 2013 he was appointed chief executive officer. Prior to joining Hexcel, Mr. Stanage served as president of the heavy vehicle products group at Dana Holding Corporation, a manufacturer of high quality automotive product solutions, from December 2005 to October 2009. From 1986 to 2005, Mr. Stanage held positions of increasing responsibility in engineering, operations and marketing with Honeywell Inc. (formerly AlliedSignal Inc.), a provider of energy, chemical and mechanical technology solutions.

Qualifications:
Mr. Stanage brings extensive knowledge and experience in executive leadership, and operational and management issues relevant to manufacturing environments. He has subject matter expertise in global restructuring, program and project management, customer relationship management, production and executive compensation.

Daniel P. Tredwell

Current Directorships:
None

Former Directorships:
Springs Industries, Inc.
Metaldyne Corporation
Asahi Tec Corporation
Companhia de Tecidos
 Norte De Minas
 (Coteminas)
Springs Global
 Participações S.A.

Age: 62

Director Since: 2002

Mr. Tredwell is one of the co-founders and the managing member of CoveView Advisors LLC, an independent financial advisory firm, and CoveView Capital LLC, a credit opportunities investment fund, since 2009. He also served as managing member of Heartland Industrial Partners, L.P., an investment firm, since 2006. He has three decades of private equity and investment banking experience. Mr. Tredwell served as a managing director at Chase Securities Inc., an investment banking, security brokerage, and dealership service company (and predecessor of J.P. Morgan Securities, Inc.), until 1999 and had been with Chase Securities since 1985.

Qualifications:
Mr. Tredwell has extensive knowledge and subject matter expertise in corporate strategy, finance, banking, acquisitions and divestitures, economics, asset management and business development. Through his membership on the board of directors of several global corporations (including as the chair of audit and compensation committees), Mr. Tredwell also brings expertise in risk management, executive compensation, crisis management, corporate oversight and audit.

6	I	2020 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Samuel Valenti III Current Directorships: American Axle & Manufacturing Holdings, Inc. Former Directorships: Horizon Global Corporation Age: 74 Director Since: 2002
Mr. Valenti is currently chair and chief executive officer of Valenti Capital LLC. Mr. Valenti was employed by Masco Corporation, a home improvement and building products manufacturer, from 1968 through 2008. From 1988 through 2008, Mr. Valenti was president and a member of the board of Masco Capital Corporation, and was vice president-investments of Masco Corporation from 1974 to 1998.

Mr. Valenti is the former chair of the investment advisory committee of the State of Michigan retirement system and served on the Harvard Business School Advisory Council. He currently serves on the advisory council at the University of Notre Dame and the advisory board at the University of Michigan Business School Zell-Lurie Institute. Mr. Valenti is a member of Business Leaders for Michigan and serves as chair of the Renaissance Venture Capital Fund.

Qualifications:
As chair of the Company’s board since 2002 and as an executive of Masco for 40 years, Mr. Valenti has extensive knowledge and expertise in the management of diversified manufacturing businesses and subject matter expertise in the areas of finance, economics, acquisitions and divestitures, corporate governance and asset management.

2020 Proxy Statement	I	7

TriMas Corporation
The Board of Directors and Committees
Since June 2002, the Company has separated the roles of the Board chair and chief executive officer. Mr. Valenti has served as Board chair since 2002 and has been an independent director since November 2008.
Board of Directors Risk Management Functions
As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies, and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee considers risk issues associated with the Company’s overall financial reporting, disclosure process and legal compliance, as well as reviewing policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the corporate audit team and the independent registered public accounting firm in executive sessions at least quarterly, and with the general counsel and chief compliance officer as determined from time to time by the Audit Committee. The Compensation Committee and the Governance and Nominating Committee each considers risk issues associated with the substantive matters addressed by the committee.
During 2019, the Board consisted of nine directors until the resignation of Nancy Gougarty on August 31, 2019, at which time there were eight directors. Upon the death of Richard Gabrys on November 4, 2019, the Board consisted of seven directors. On January 20, 2020, Holly Boehne and Teresa Finley joined the Board, and the Board consisted of nine directors. During 2019, the Board held seven meetings, the Audit Committee held five meetings, the Compensation Committee held four meetings and the Governance and Nominating Committee held two meetings.
Corporate Governance
As noted above, the Company’s Board of Directors currently consists of nine directors, divided into three classes approximately equal in number. The members of each class serve for staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class may be asked to stand for re-election for a three-year term at the annual meeting in the year in which their term expires.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.
The Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Greene, Miller, Parker, Stanage, Tredwell and Valenti, and Mses. Boehne and Finley are, and Mr. Gabrys and Ms. Gougarty were, “independent” from management in accordance with the Nasdaq listing standards and the Company’s Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company’s Corporate Governance Guidelines. With respect to Mr. Valenti who, during a portion of 2018, also served as a member of the board of directors of Horizon Global Corporation (“Horizon”), which was a subsidiary of the Company that became an independent public company pursuant to a spin-off that was effective as of June 30, 2015, the Board determined that his prior service on the board of directors of Horizon does not impair his independence after giving consideration to the transitional relationships between the companies that were put in place in connection with the spin-off, including pursuant to a Separation and Distribution Agreement, a Tax Sharing Agreement, an Employee Matters Agreement, a Transition Services Agreement and a Noncompetition and Nonsolicitation Agreement. With respect to Mr. Tredwell, the Board considered that the Company has agreed to pay certain fees related to an ongoing environmental matter to Heartland Industrial Partners, L.P. (in an amount less than $120,000).
During 2019, all current directors attended at least 75%, in aggregate, of the meetings of the Board and all committees of the Board on which they served. All of the current directors who were serving on the Board at
8	I	2020 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
the time of the 2019 Annual Meeting of Shareholders attended the 2019 Annual Meeting. All directors are expected to attend all meetings, including the annual meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the president and chief executive officer and other members of management on matters that affect the Company.
Independent directors hold regularly scheduled executive sessions in which independent directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board. For information on how you can communicate with the Company’s non-management directors, see “Communicating with the Board.”
Audit Committee. The Audit Committee is responsible for providing independent, objective oversight and review of the Company’s auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company’s internal audit function. In addition, the Audit Committee is responsible for (1) selecting the Company’s independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function, and compliance with relevant legal and regulatory requirements, (4) annually reviewing the Company’s independent registered public accounting firm’s report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately and periodically, with management, internal auditors, and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management’s responses, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board, and (12) reporting regularly to the full Board. See “Report of the Audit Committee.” The Audit Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investor page.
Each of the directors on the Audit Committee is financially literate. The Board has determined that each of Messrs. Miller, Parker and Tredwell and Ms. Finley qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and that each member on the Audit Committee has the accounting and related financial management expertise required by the Nasdaq listing standards and that each is “independent” from management in accordance with Nasdaq listing standards and the Company’s Corporate Governance Guidelines.
Compensation Committee. The Compensation Committee is responsible for developing and maintaining the Company’s compensation strategies and policies, including (1) reviewing and approving the Company’s overall executive and director compensation philosophy and the executive and director compensation programs to support the Company’s overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Governance and Nominating Committee) with respect to the Company’s officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies.
The Compensation Committee is responsible for monitoring and administering the Company’s compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board. The Compensation Committee’s charter reflects such responsibilities and is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. Each of the directors on the Compensation Committee is “independent” from management in accordance with Nasdaq
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TriMas Corporation
listing standards (including those standards particular to Compensation Committee membership) and the Company’s Corporate Governance Guidelines. See also “Compensation Discussion and Analysis - Role of the Compensation Committee,” “Compensation Discussion and Analysis - Input from Management” and “Compensation Discussion and Analysis - Independent Compensation Committee Consultant.” The Compensation Committee is entitled to delegate certain of its responsibilities to subcommittees of the Compensation Committee or other committees of the Board, subject to applicable law.
Governance and Nominating Committee. The Governance and Nominating Committee is responsible for identifying and nominating individuals qualified to serve as Board members and recommending directors for each Board committee. Generally, the Governance and Nominating Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.
In recommending candidates to the Board, the Governance and Nominating Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. As required by Nasdaq, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.
The Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s current directors and management. Each of Mses. Boehne and Finley was recommended to the Governance and Nominating Committee as a candidate for director in consultation with a third-party search firm. The Governance and Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the corporate secretary of the Company and are in accordance with the Company’s bylaws. The Governance and Nominating Committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the Annual Meeting. See “How and when may I submit a shareholder proposal or director nomination for the 2020 Annual Meeting?” for more information.
The Governance and Nominating Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.
The Governance and Nominating Committee’s charter is available on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is or was previously an employee of the Company. Mses. Boehne and Finley, and Messrs. Miller, Parker, Stanage, Tredwell and Valenti are the current members of the Company’s Compensation Committee. Members of the Compensation Committee during 2019 were Ms. Gougarty and Messrs. Gabrys, Greene, Miller, Parker, Stanage, Tredwell and Valenti.
Retirement Age and Term Limits. The Corporate Governance Guidelines provide that a director (excluding directors serving on the Board as of February 25, 2013) is expected to submit his or her resignation from the Board at the first annual meeting of shareholders following the director’s 75th birthday. The Board may accept or reject such resignation in its discretion after consultation with the Governance and Nominating Committee. The Board has not established term limits for the directors.
10	I	2020 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
Assessment of Board and Committee Performance. The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each committee, respectively.
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TriMas Corporation
DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board with respect to that compensation, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board and to attract new directors with outstanding qualifications. Directors may make an annual election to defer receipt of Board compensation, provided the election is made prior to the fiscal year in which the deferral is effective.
Annual Cash Retainer and Meeting Fees. For 2019, each independent director who served for the entirety of 2019 received an annual cash retainer of $100,000 and a meeting fee of $1,000 for each Board or committee meeting attended. Each of Ms. Gougarty and Mr. Gabrys earned a pro-rated portion of the 2019 retainer based on her and his respective Board service end dates during 2019. As Ms. Boehne and Ms. Finley did not join the Board until January 2020, neither received compensation for Board service for 2019. The chair of the Board and of each of the Audit, Compensation, and Governance and Nominating Committees received an additional annual cash retainer in the amounts of $125,000, $15,000, $10,000 and $5,000, respectively.
The Company implemented a director retainer share election program in 2014 to permit directors to make an annual election to receive unrestricted stock for deferred or non-deferred compensation for board service in lieu of cash at the time payment is made each quarter. For 2019, two of the independent directors (Mr. Greene and Mr. Miller) elected to defer receipt of part of their Board compensation.
Equity Compensation. As part of the independent directors’ annual compensation package, each independent director receives an annual grant of restricted stock units with a grant date fair market value of $100,000 (subject to rounding), with each grant generally subject to the director’s continued service on the Board for a one-year vesting period. In May 2019, the Company made the annual grant to each of the then current independent directors on the same terms.
Director Stock Ownership. We have established stock ownership guidelines for our independent directors to more closely tie their interests to those of shareholders. Under these guidelines, all such directors are required to own, within five years after initial election to the Board as an independent director, shares of Company stock having a value equal to three times their annual cash retainer (excluding any additional retainers for Board and committee chair service). Unrestricted stock, service-based restricted stock units and vested in-the-money options are counted toward fulfillment of this ownership requirement. As of December 31, 2019, each independent director, with the exception of Mr. Greene, who was appointed on December 12, 2018, was in compliance with his or her stock ownership requirement. If an independent director does not meet the stock ownership guidelines, the Compensation Committee may consider such fact in determining the award of future equity awards to such director.
Indemnification. The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Other. The Company reimburses all directors for expenses incurred in attending Board and committee meetings. The Company does not provide any perquisites to directors.
12	I	2020 Proxy Statement

DIRECTOR COMPENSATION
2019 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Samuel Valenti III	250,000	99,995	349,995
Holly M. Boehne(3)	—	—	—
Teresa M. Finley(3)	—	—	—
Richard M. Gabrys(4)	107,916	99,995	207,911
Nancy S. Gougarty(5)	77,350	99,995	177,345
Jeffrey M. Greene	110,000	99,995	209,995
Eugene A. Miller	117,500	99,995	217,495
Herbert K. Parker	116,997	99,995	216,992
Nick L. Stanage	115,000	99,995	214,995
Daniel P. Tredwell	116,658	99,995	216,653
(1)	Each of Mr. Greene and Mr. Miller elected to defer 50% of his 2019 fees earned as permitted under the Company’s director retainer share election program.
(2)
The amounts in this column reflect the grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718) of the service-based restricted stock units granted to our non-employee directors during 2019. Messrs. Valenti, Gabrys, Greene, Miller, Parker, Stanage and Tredwell, and Ms. Gougarty each received 3,234 restricted stock units effective on May 1, 2019. These awards were granted under the Company’s 2017 Equity and Incentive Compensation Plan and vest one year from the date of grant.

(3)	Due to Mses. Boehne and Finley joining the Board February 1, 2020, they did not receive compensation in 2019.
(4)	Mr. Gabrys terminated from the Board effective November 4, 2019 as a result of his death. As a result, his outstanding restricted stock units vested in full.
(5)	Ms. Gougarty resigned from the Board effective August 31, 2019. As a result, her outstanding restricted stock units were forfeited.
The table below sets forth as to each non-employee director the aggregate number of restricted stock units outstanding as of December 31, 2019. As of such date, none of our non-employee directors held any stock options or stock awards other than restricted stock units.
Name	Stock Awards
Samuel Valenti III	3,234
Holly M. Boehne	—
Teresa M. Finley	—
Richard M. Gabrys	—
Nancy S. Gougarty	—
Jeffrey M. Greene	3,234
Eugene A. Miller	3,234
Herbert K. Parker	3,234
Nick L. Stanage	3,234
Daniel P. Tredwell	3,234
Corporate Governance
The Board has adopted Corporate Governance Guidelines, a copy of which can be found on the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. These guidelines address, among other things, director responsibilities, qualifications (including independence) and compensation, and access to the Board. The Governance and Nominating Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
Code of Conduct. Effective May 14, 2019, the Board adopted a revised Code of Conduct that applies to all directors and all employees, including the Company’s principal executive officer, principal financial officer and other persons performing similar executive management functions. The Code of Conduct is posted on
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TriMas Corporation
the Company’s website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. All amendments to the Company’s Code of Conduct, if any, will be also posted on the Company’s website, along with all waivers, if any, of the Code of Conduct involving senior officers.
A copy of the Company’s committee charters, Corporate Governance Guidelines and Code of Conduct will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: TriMas Corporation, Attention: Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304.
Communicating with the Board
Any shareholder or interested party who desires to communicate with the Board or any specific director, including the chair, non-management directors or committee members, may write to: TriMas Corporation, Attention: Board of Directors, 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304.
Depending on the subject matter of the communication, management will:
•	forward the communication to the director or directors to whom it is addressed (matters addressed to the chair of the Audit Committee will be forwarded unopened directly to the Audit Committee chair);
•
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member (e.g., the communication is a request for information about the Company or is a stock-related matter); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company’s toll-free, confidential hotline number published at www.trimascorp.com in the Corporate Governance subsection of the Investors page, in the document entitled Code of Conduct. Concerns may be expressed on a confidential and anonymous basis.
Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.
14	I	2020 Proxy Statement

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company’s relationship with the independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.
The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with the Company’s management;
2.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

3.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

4.
Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

The undersigned members of the Audit Committee have submitted this Report to the Board.
The Audit Committee
Herbert K. Parker, Chair
Holly M. Boehne
Teresa M. Finley
Jeffrey M. Greene
Eugene A. Miller
Nick L. Stanage
Daniel P. Tredwell
Samuel Valenti III
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TriMas Corporation
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.
The Audit Committee has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2020. Deloitte served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017. Representatives of Deloitte are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.
The appointment of Deloitte as the independent registered public accounting firm for the Company is being presented to the shareholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, unless specified otherwise.
Fees Paid to Independent Auditor
The following table presents fees billed by Deloitte for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended December 31, 2019 and 2018, respectively, and fees for other services rendered during those periods.
	2019 ($)	2018 ($)
Audit Fees	1,090,000	1,090,000
Audit-related Fees	—	—
Tax Fees	660,000	530,000
All Other Fees	—	—
Total	1,750,000	1,620,000
Audit and Audit-Related Fees
Integrated audit fees billed for services rendered in connection with the audit of the Company’s annual financial statements and the effectiveness of the Company’s internal control over financial reporting were approximately $1.1 million for each of 2019 and 2018.
16	I	2020 Proxy Statement

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Tax Fees
The Company engages Deloitte to assist with its U.S. tax compliance reviews. In addition, tax fees in 2019 and 2018 include amounts incurred in connection with assistance in assessing the provisional and final impacts of tax reform on the Company’s current and future results. Tax fees in 2019 also include amounts incurred in connection with a stock basis analysis of the Lamons business, which the Company sold in December 2019. Except for the amounts disclosed above, there were no tax fees billed by Deloitte during 2019 or 2018, as the Company retained another firm to provide tax advice.
The Audit Committee has determined that the rendering of all non-audit services by Deloitte in 2019 and in 2018 is compatible with maintaining auditor independence.
We have been advised by Deloitte that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by Deloitte, our independent auditor in 2019 and 2018, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.
The Audit Committee’s policies permit the Company’s independent accountants, Deloitte, to provide audit-related services, tax services and non-audit services to the Company, subject to the following conditions:
1.	Deloitte will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the SEC and the PCAOB;
2.	Deloitte and the Company will enter into engagement letters authorizing the specific audit-related services or non-audit services and setting forth the cost of such services;
3.
The Company is authorized, without additional Audit Committee approval, to engage Deloitte to provide (a) audit-related and tax services, including due diligence and tax planning related to acquisitions where Deloitte does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000, (b) due diligence and tax planning related to acquisitions where Deloitte audits the target company, to the extent the cost of such engagement does not exceed $20,000, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000; provided, however, that the aggregate amount of all such engagements under (a), (b) and (c) may not exceed $350,000 in any calendar quarter; and

4.	The Chair of the Audit Committee will be promptly notified of each engagement and the Audit Committee will be updated quarterly on all engagements, including fees.
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TriMas Corporation
PROPOSAL 3 - APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
As required pursuant to Section 14A of the Securities Exchange Act of 1934, or the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote to approve the compensation paid to our NEOs as disclosed in this proxy statement. This advisory vote is commonly known as a “Say-on-Pay” vote. At the 2017 Annual Meeting of Shareholders, a majority of the votes cast on a proposal regarding the frequency for future Say-on-Pay votes approved the Board’s recommendation to hold future Say-on-Pay votes on an annual basis. The Company adopted an annual Say-on-Pay vote program in 2017 after considering these voting results. The last Say-on-Pay vote took place at the 2019 Annual Meeting of Shareholders, during which we received approximately 97% approval of our Say-on-Pay resolution.
At its first meeting held after our 2019 Say-on-Pay vote, the Compensation Committee reviewed the voting results described above. After taking into consideration the strong level of support expressed by our shareholders for the executive compensation program for our then-NEOs, the Compensation Committee decided to continue to apply the same guiding philosophy and principles to subsequent decisions and when adopting subsequent policies regarding NEO compensation. No changes have been made to our executive compensation program specifically in reaction to the 2019 Say-on-Pay vote. The Compensation Committee also has continued to monitor voting policy changes adopted by our institutional shareholders and their advisors since the 2019 Say-on-Pay vote and expects to continue to take those voting policies into account when considering changes to our executive compensation program.
2019 Compensation Program Highlights
As described in the Compensation Discussion and Analysis within this proxy statement, our NEOs are rewarded when defined financial and operational performance results are achieved and when value is created for our shareholders. Our Compensation Committee believes that our compensation program is effective in implementing our executive compensation philosophy and establishing a link between compensation and shareholder interests.
Highlights of our compensation program include the following:
•
A substantial percentage of each NEO’s target total direct compensation is variable and consists of incentives that can be earned for achieving annual and long-term performance goals. Our program is weighted toward pay-for-performance and variable compensation to reinforce our philosophy of compensating our executives when they and the Company are successful in ways that support shareholder interests;

•	Each year, the Compensation Committee establishes performance measures intended to focus executives on the most important Company objectives;
18	I	2020 Proxy Statement

PROPOSAL 3 - APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
•
In determining the compensation components for each NEO for 2019, the Compensation Committee generally focused on market values at the size-adjusted median of our peer group and survey data. The market information is considered a reference point rather than policy for reviewing competitiveness;

•	Our expectations for stock ownership align executives’ interests with those of our shareholders and all of the NEOs have exceeded their requirements;
•
The Company’s clawback policy permits the Compensation Committee to recoup or rescind variable compensation to executives, including NEOs, under certain situations, including restatement of financial results;

•	Our Compensation Committee has retained an independent compensation consultant to advise it with respect to executive and non-employee director compensation matters;
•	We do not have employment agreements with our executives;
•	We do not permit “underwater” stock options or stock appreciation rights to be repriced without stockholder approval;
•
The Company’s anti-hedging policy prohibits the Board of Directors and the Company’s executives, including NEOs, from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds; and

•	The Company’s anti-pledging policy prohibits the Board of Directors and the Company’s executives, including NEOs, from pledging with respect to the Company’s Common Stock.
Shareholder Support
We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative and other disclosures in this proxy statement.”
As an advisory vote, this proposal is not binding on the Company. However, our Compensation Committee and Board value the opinions of our shareholders and expect to consider the outcome of the vote when making future compensation decisions regarding the Company’s NEOs. The next Say-on-Pay vote is expected to be held at our 2021 Annual Meeting.
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TriMas Corporation
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by:
•	Each person known by us to beneficially own more than 5% of the Common Stock;
•	Each of the Company’s directors and director nominees;
•	Each of the NEOs; and
•	All of the Company’s directors and executive officers as a group.
The percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares (1) voting power, which includes the power to vote or to direct the voting of the security, (2) investment power, which includes the power to dispose of or to direct the disposition of the security, or (3) rights to acquire Common Stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 44,363,202 shares outstanding.
	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
The Vanguard Group(1) 100 Vanguard Blvd., Malvern, PA 19355	3,968,821	8.9%
Wellington Management Group LLP(2) 280 Congress Street, Boston, MA 02210	3,430,372	7.7%
BlackRock, Inc.(3) 55 East 52nd Street, New York, NY 10055	3,274,954	7.4%
Fiduciary Management, Inc.(4) 100 E. Wisconsin Ave., Suite 2200, Milwaukee, WI 53202	3,125,245	7.0%
Dimensional Fund Advisors LP(5) Bldg. One, 6300 Bee Cave Rd., Austin, TX 78746	2,536,309	5.7%
Thomas A. Amato(6)(7)	231,000	—%
Holly M. Boehne(7)	—	—%
Teresa M. Finley(7)	—	—%
Jeffrey M. Greene(7)	3,234	—%
Eugene A. Miller(7)	100,828	—%
Herbert K. Parker(7)	23,658	—%
Joshua A. Sherbin(7)	45,551	—%
Nick L. Stanage(7)	24,134	—%
Daniel P. Tredwell(7)	35,082	—%
Samuel Valenti III(7)	24,540	—%
Robert J. Zalupski(7)	69,886	—%
All executive officers and directors as a group (11 persons)(6)(7)	557,913	1.3%
20	I	2020 Proxy Statement

(1)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. (“Vanguard Group”). As of December 31, 2019, Vanguard Group had sole voting power with respect to 44,075 shares of Common Stock, sole dispositive power with respect to 3,923,444 shares of Common Stock, shared voting power with respect to 7,679 shares of Common Stock and shared dispositive power with respect to 45,377 shares of Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 37,698 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 14,056 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.

(2)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on January 28, 2020 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (“Wellington”). As of December 31, 2019, Wellington had shared voting power with respect to 3,085,252 shares of Common Stock and shared dispositive power with respect to 3,430,372 shares of Common Stock.

(3)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 6, 2020 by BlackRock, Inc. (“BlackRock”). As of December 31, 2019, BlackRock had sole voting power with respect to 3,172,468 shares of Common Stock and sole dispositive power with respect to 3,274,954 shares of Common Stock.

(4)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 11, 2020 by Fiduciary Management, Inc. (“Fiduciary Management”). As of December 31, 2019, Fiduciary Management had sole voting power with respect to 2,683,150 shares of Common Stock and sole dispositive power with respect to 3,125,245 shares of Common Stock.

(5)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP (“Dimensional Fund”). As of December 31, 2019, Dimensional Fund had sole voting power with respect to 2,430,934 shares of Common Stock and sole dispositive power with respect to 2,536,309 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940.

(6)
Includes the number of shares (150,000) that Mr. Amato has the right to acquire within 60 days of the Record Date through the exercise of options to purchase shares granted under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan, as amended (the “Amended 2011 Plan”).

(7)	Each director and NEO owns less than one percent of the outstanding shares of the Common Stock and securities authorized for issuance under equity compensation plans.
Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(3)) (c)
Equity compensation plans approved by security holders	1,012,780	$17.87	1,383,805
Equity compensation plans not approved by security holders	—	—	—
(1)	The number of shares reported may overstate dilution due to the inclusion of performance-based awards.
(2)	Restricted stock units and performance-based awards are not taken into account in the weighted-average exercise price as such awards have no exercise price.
(3)	As of December 31, 2019, includes shares available for future issuance under the 2017 Equity and Incentive Compensation Plan, including for awards other than options and rights.
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TriMas Corporation
Executive Officers
Officers of the Company serve at the pleasure of the Board.
Name	Age	Title
Thomas A. Amato	56	Director, President and Chief Executive Officer
Robert J. Zalupski	61	Chief Financial Officer
Joshua A. Sherbin	56	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Thomas A. Amato. Business experience provided under “Director and Director Nominees.”
Robert J. Zalupski. Mr. Zalupski was appointed the Company’s chief financial officer in January 2015. Previously, he served as vice president, finance and treasurer of the Company since 2003. He joined the Company as director of finance and treasury in 2002, prior to which he worked in the Detroit office of Arthur Andersen. From 1996 through 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting and risk management services to both public and privately held companies in the manufacturing, defense and automotive industries. Prior to 1996, Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately held clients in a variety of industries.
Joshua A. Sherbin. Mr. Sherbin was appointed the Company’s general counsel and corporate secretary in 2005, vice president and chief compliance officer in May 2008 and senior vice president in March 2016. Prior to joining the Company, he was employed as the North American corporate counsel and corporate secretary for Valeo, a diversified Tier 1 international automotive supplier headquartered in Europe. Prior to joining Valeo in 1997, Mr. Sherbin was senior counsel, assistant corporate secretary for Kelly Services, Inc., an employment staffing company, from 1995 to 1997. From 1988 until 1995, he was an associate with the law firm Butzel Long in its general business practice.
22	I	2020 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS
TRANSACTIONS WITH RELATED PERSONS
Policy for Review, Approval or Ratification of Transactions with Related Parties
Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with the Company’s written Code of Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.
Pursuant to the written charter of the Governance and Nominating Committee and the written Corporate Governance Guidelines, members of the Board must properly notify the president and chief executive officer and the Chair of the Governance and Nominating Committee if any actual or potential conflict of interest arises between the Company and such member. After notification, the Board will evaluate and resolve the matter in the best interest of the Company upon recommendation of the Governance and Nominating Committee.
It is also the Company’s policy, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which the Company participates and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with the best interests of the Company.
In addition, the Company’s credit facility contains covenants that restrict the Company’s ability to engage in transactions that are at prices and on terms and conditions not less favorable to the Company than could be obtained at an arm’s-length basis from unrelated parties. Such covenants influence the Company’s policy for review, approval and ratification of transactions with related parties.
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TriMas Corporation
EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (“CD&A”) describes and analyzes the executive compensation program in place at the Company for our NEOs for 2019, which NEOs (our only executive officers serving during 2019) are:
(1)	Thomas A. Amato - President and Chief Executive Officer;
(2)	Robert J. Zalupski - Chief Financial Officer; and
(3)	Joshua A. Sherbin - Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary.
Your understanding of our executive compensation program is important to the Company. The goal of this CD&A is to explain:
•	Our compensation philosophy and objectives for our NEOs in 2019;
•	The respective roles of our Compensation Committee (the “Committee”), the Committee’s external executive compensation consultant and management in the 2019 executive compensation process;
•	The key components of our 2019 executive compensation program and the successes and achievements our program is designed to reward;
•	How the decisions we made in the 2019 executive compensation process align with our executive compensation philosophy and objectives; and
•	How our NEOs’ 2019 compensation aligned with both our financial and operational performance and our shareholders’ long-term investment interests.
2019 Executive Summary
Philosophy and Objectives of Executive Compensation Program
Our executive compensation philosophy is to employ programs that help attract and retain key leaders, motivate executives to continuously strive to improve both our short-term and long-term financial and operating positions, and reward financial and operating achievement by delivering pay that varies appropriately with the actual performance results achieved. Our objectives are to align our executives’ compensation interests with the investment interests of our shareholders and encourage our executives to make decisions that will increase shareholder value over the longer-term. The Company attempts to achieve its philosophy and objectives by establishing performance criteria for its executive officers and by linking compensation to financial performance goals.
2019 Highlights
We are a diversified global manufacturer and provider of products for customers primarily in the consumer products, aerospace and industrial end markets. With approximately 3,500 employees in eleven countries, we manufacture and supply products globally to a wide range of customers. Our innovative product solutions are engineered and designed to solve application-specific challenges that our customers face. We believe our businesses share important and distinguishing characteristics, including: well-recognized and leading brand names in the focused markets we serve; innovative product technologies and features; customer approved processes and qualified products; established distribution networks; relatively low ongoing capital investment requirements; strong cash flow conversion and long-term growth opportunities.
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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
Throughout the past year, the management team made significant strides to reposition TriMas. In December 2019, we completed the sale of the Lamons business, further focusing TriMas on our highest value proposition businesses and significantly decreasing our exposure to the oil and gas market from nearly 25% to less than 5% of sales. In addition, TriMas completed two Packaging acquisitions in 2019 to extend our Rieke business’ geographic presence and product offerings.
These significant strategic actions continue to focus TriMas on the more attractive packaging and aerospace markets. We also increased our cadence of buying back shares, acquiring 2.7% of our total shares outstanding during 2019. We remain committed to allocating capital on a balanced basis, while maintaining a solid balance sheet.
During 2019, the management team achieved the following results, as detailed below:
•	Increased 2019 net sales from continuing operations by 2.6% to $723.5 million as compared to 2018, driven by acquisitions in the Packaging segment and solid growth in TriMas Aerospace;
•	Achieved income from continuing operations of $61.9 million and a diluted earnings per share of $1.36;
•	Successfully completed the sale of the Lamons business for approximately $135 million;
•	Repurchased more than 1.2 million shares of our outstanding common stock for approximately $36.7 million, while increasing the share repurchase authorization to $150 million;
•	Acquired Plastic Srl and Taplast Srl to expand TriMas’ packaging platform product breadth and geographic presence; and
•	Ended 2019 with $172.5 million of cash on hand, $456.4 million of cash and aggregate availability under our revolving credit facility, and a leverage ratio of 1.3x as defined in our credit agreement.
In addition, TriMas’ management team also took several proactive actions in 2019 to enhance our future. We continued to invest in the Packaging segment, investing in commercial and technical resources, capacity and launching product innovations. In the Aerospace segment, we continued to focus on manufacturing efficiency and continuous improvement, while developing and qualifying new products to serve new and existing customers. In the Specialty Products segment, we continue to manage costs and improve operational efficiency.
In summary, 2019 was a year of continued focus and repositioning of TriMas. As we move forward, our objective remains to execute against our long-term growth strategy of operating under the TriMas Business Model, driving growth through innovation and capitalizing on opportunities through manufacturing efficacy, while continuing a disciplined approach to capital allocation to drive long-term shareholder value.
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TriMas Corporation
Executive Compensation Best Practices
Below we highlight certain executive compensation practices that support the needs of our business, drive performance and align with our shareholders’ long-term interests. A summary of what we do and do not do in that regard follows.
Effective Corporate Governance Reinforces Our Compensation Program
	WHAT WE DO		WHAT WE DON’T DO
✔
Pay for Performance

We tie pay to performance. The majority of NEO pay is not guaranteed but is generally conditioned upon the achievement of predetermined financial goals related to corporate performance.
		✘	No Employment Contracts We do not have employment contracts with our NEOs.
✔	Mitigate Undue Risk Our compensation practices are designed to discourage excessive risk-taking as related to performance and payout under our compensation programs.	✘	No Excise Tax Gross-Ups Upon Change-of-Control We do not provide for excise tax gross-ups on change-of-control payments.
✔	Reasonable Executive Severance/Change-of-Control Benefits Our post-employment and change-of-control severance benefits are designed to be consistent with competitive market practice.	✘
No Repricing Underwater Stock Options or Stock Appreciation Rights Without Shareholder Approval

We do not permit underwater stock options or stock appreciation rights to be repriced without shareholder approval.

✔	Stock Ownership Guidelines Our guidelines for stock ownership align executives’ interests with those of our shareholders. Each NEO has exceeded this stock ownership requirement.	✘
No Hedging Transactions, Short Sales or Pledging

Our policies prohibit executives, including the NEOs, and directors from engaging in hedging, short sales or pledging with respect to the Company’s Common Stock.

✔
Regular Review of Share Utilization

We evaluate share utilization by reviewing the dilutive impact of equity compensation on our shareholders and the aggregate shares awarded annually as a percentage of total outstanding shares.

✔
Review Tally Sheets

The Committee reviews tally sheets for our NEOs to ensure they have a clear understanding of the impact of various decisions, including possible payments under various termination scenarios prior to making annual executive compensation decisions.

✔
Double Trigger Change-of-Control Severance Benefits

Our Executive Severance/Change-of-Control Policy provides for payment of cash severance and vesting of equity awards after a change-of-control only if an executive experiences a qualifying termination of employment within a limited period following the change-of-control.

✔	Independent Compensation Consulting Firm The Committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.
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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
Summary of Key Compensation Decisions and Outcomes for 2019
The key decisions the Committee made for 2019 are summarized below and discussed in greater detail in the remainder of this CD&A.
Base Salary Adjustments
The Committee approved base salary adjustments for two of our NEOs (Messrs. Amato and Zalupski) to better align their pay with the market median.
Short-Term Incentive Program
•
For fiscal year 2019, the short-term incentive program (“STI”) for our NEOs was subject to the following performance measures and weightings to evaluate and determine final payouts for the year: operating profit at 70%, and cash flow at 30%.

•	The target incentive award percentages for Messrs. Amato, Zalupski and Sherbin remained unchanged from 2018.
•	Based on Company performance, the 2019 STI payout was earned at 80.40% of target by each of our NEOs.
Long-Term Incentive Program
In 2019, the Committee granted performance stock units (“PSUs”) and service-based restricted stock units (“RSUs”) to the NEOs. For each NEO, his total long-term incentive (“LTI”) target award value was allocated equally between these two vehicles, and all awards earned will be settled in shares. In particular:
•
In March 2019, the Committee approved RSU and PSU awards to the NEOs. The RSUs generally vest in three equal installments on the first three anniversaries of the grant date of the award. The PSUs are subject to a performance period of 36 months. These PSU awards are subject to Relative Total Shareholder Return (“RTSR”) and Earnings Per Share Cumulative Average Growth Rate (“EPS CAGR”) performance measures, as further described below; and

•
For previously granted PSUs, the 2017 PSU award performance period was completed at the end of 2019 and, based on Company performance, the initial funding threshold was satisfied. Based on performance results for the RTSR and EPS CAGR metrics, awards were earned at 127.36% of target and vested on March 1, 2020, as further described below.

Results and Consideration of 2019 Shareholder Say-on-Pay Vote
At the Annual Meeting of Shareholders held on May 14, 2019, we received about 97% approval of the compensation of our then NEOs.
In light of this vote outcome, which was considered by the Committee in its first meeting following the 2019 Annual Meeting of Shareholders, as well as the Committee’s ongoing program evaluation, the Committee views its 2019 decisions regarding various aspects of the compensation program as consistent with the overall philosophy and structure of the program that has been supported by our shareholders. As a result, the Committee did not make any changes to the executive compensation program for 2019 that were based specifically on the results of our 2019 Say-on-Pay vote.
The Company previously conducted its Say-on-Pay votes every three years. However, a majority of the shareholders who voted on the frequency for future Say-on-Pay votes at the 2017 Annual Meeting of Shareholders approved annual advisory Say-on-Pay votes. In alignment with the shareholder recommendation, an advisory vote on the Company’s NEO compensation is currently expected to be submitted to shareholders for vote at every annual meeting. The next advisory Say-on-Pay vote is expected to be held in 2021 and we expect to hold the next required vote on the frequency of future Say-on-Pay votes in 2023.
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TriMas Corporation
2019 Executive Compensation Program Description
Overview of Key 2019 Program Elements
Each year, our Committee works closely with the Company’s leadership team to refine our executive compensation program, to clearly articulate its objectives to our executives and to emphasize our focus on performance-based compensation so that executives are rewarded for results that create long-term shareholder value.
Pay for Performance
A meaningful percentage of each NEO’s target total direct compensation is variable, consisting of STI awards and LTI awards. The actual amounts realized from the incentive awards depend on performance results, consistent with our belief that a substantial percentage of each NEO’s compensation should be tied to Company performance. The charts below reflect information for all reported NEOs. The mix of target compensation for 2019 for Mr. Amato and the average for the other NEOs are as follows:

28	I	2020 Proxy Statement

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
The main elements of our compensation structure and how each supports our compensation philosophy and objectives are summarized in the following chart:
Principal 2019 Compensation Elements
	Element	Description	Performance Consideration	Primary Objectives
Fixed	Base Salary	Fixed compensation component payable in cash, reviewed annually and subject to adjustment	Based on level of responsibility, experience, knowledge and individual performance	Attract and retain
Variable	Short-Term Incentive Program	Short-term incentive payable based on performance against annually established goals	Measured by Company performance, oriented toward short-term financial goals	Promote achievement of short-term financial goals aligned with shareholder interests
Variable	Long-Term Incentive Program	Equity based awards consisting of restricted stock units and performance stock units	Creation of shareholder value and realization of medium and long-term financial and strategic goals	Create alignment with shareholder interests and promote achievement of longer-term financial and strategic objectives
Fixed	Retirement and Welfare Benefits	Retirement plans, health care and insurance benefits	Indirect - executive must remain employed to be eligible for retirement and welfare benefits	Attract and retain
Fixed	Perquisites - Flexible Cash Allowance and Executive Physicals	Quarterly fixed cash payment and executive physicals	Indirect - executive must remain employed to be eligible	Attract and retain
Role of the Compensation Committee
The Board-designed governance process expressly delegates to the Committee the responsibility to determine and approve Mr. Amato’s compensation, as well as to make all decisions regarding compensation for the other NEOs.
The Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the Committee makes. Although the Committee does have responsibility for Board compensation matters, all such decisions are subject to full Board approval. The Board and Committee recognize the importance of executive compensation decisions to the management and shareholders of the Company.
The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and administer share-based plans, and review and approve annually all compensation decisions relating to the Company’s directors (which decisions are subject to Board approval) and executive officers, including Mr. Amato and other NEOs. See “Summary of Key Compensation Decisions and Outcomes for 2019” for a summary of Committee decisions and outcomes during 2019.
Input from Management
Certain senior executives provide information used by the Committee in the compensation decision-making process. Specifically, Mr. Amato provides input to the Committee regarding corporate and division
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TriMas Corporation
performance goals and results. He also reviews with the Committee the performance of the executive officers who report directly to him and makes recommendations to the Committee regarding their compensation. For 2019, Mr. Zalupski also provided input and analysis regarding financial and operating results.
The Committee carefully considers management’s input, but is not bound by their recommendations in making its final pay program decisions.
Independent Compensation Committee Consultant
Meridian Compensation Partners, LLC (“Meridian”), as the Committee’s external executive compensation consulting firm, is retained by and reports directly to the Committee.
The use of an outside consultant is an important component of our compensation setting process, as it enables the Committee to make informed decisions based on market data and best practices. Representatives from Meridian attend Committee meetings, meet with Committee members in executive session and consult with the Committee to provide input with regard to CEO compensation based on the Committee’s assessment of performance.
Meridian has no affiliations with any of the NEOs or members of the Board other than in its role as an outside consultant. The Committee has been advised that Meridian has in place policies and procedures designed to prevent conflicts of interest and after applying such policies and procedures, determined that no conflict of interest existed in performing consulting services for the Company. Meridian does not provide any other services to the Company. All work performed by Meridian, whether with the Committee directly or with management at the direction of the Committee, requires pre-approval by the chair of the Committee. The Committee has assessed the independence of Meridian, as required under Nasdaq listing rules.
During 2019, Meridian provided quarterly updates regarding RTSR performance (relative to the S&P SmallCap 600 Capped Industrials Index), provided input on our proxy statement and CD&A, provided an analysis of the historical performance of our peers, reviewed the design of incentives and other programs in place at our peers and provided input on topics to be included in the Committee’s annual calendar.
Meridian also worked with the Committee to determine market competitive CEO and other NEO compensation opportunities based on information gleaned from SEC filings of similarly-sized peer companies and survey data. Using this information, Meridian assisted the Committee in modeling potential pay programs for the NEOs for the Committee’s consideration.
The Role of Compensation Benchmarking Peer Group Assessment and Use of Survey Data
The Committee annually reviews a comparative peer group to ensure it remains reasonable for use for both pay level and pay design benchmarking purposes. The Committee takes into account changes in the size, scope, financial performance, ownership structure and business focus of the Company and the peer companies. The peer group is comprised of companies in the same or similar Global Industry Classification Standard categories as the Company (Industrial Machinery) that are roughly comparable to the Company in revenue. The yearly review and selection of peer companies is intended to help ensure that the data used for benchmarking executive compensation remains robust and flexible, so as to provide relevant, meaningful data as the Company and its market counterparts continue to grow and change.
In its annual review of the appropriateness of our peer group, the Committee determined no changes were necessary for 2019. The peer group’s 2018 year-end revenue generally ranged from 65% to 300% of the Company’s 2018 year-end revenue.
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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
The following table identifies the 17 companies in our peer group for 2019:
2019 Peer Group
Actuant Corporation	Graco Inc.
Aerojet Rocketdyne Holdings, Inc.	IDEX Corporation
Aptar Group Inc.	Myers Industries, Inc.
Barnes Group Inc.	Nordson Corporation
Chart Industries, Inc.	RBC Bearings Incorporated
CIRCOR International, Inc.	SPX Flow, Inc.
Donaldson Company, Inc.	Standex International Corporation
Ducommun Incorporated	Woodward, Inc.
EnPro Industries, Inc.
Analysis of Key 2019 Compensation Components and Decisions
The Committee made compensation decisions for 2019 using peer group data and Willis Towers Watsons’ 2018 General Industry Executive Compensation Survey data, a large compensation survey of hundreds of companies (both public and private) in various industries. We did not select the constituent companies comprising this survey group, and the component companies’ identities were not a material factor in the applicable compensation analysis. With Meridian’s assistance, the Committee reviewed each of our NEOs’ base salary, STI and LTI against the market data. For this analysis, we consider target compensation that is within plus or minus 10% of the market median for each element of compensation as approximating the median (“Market Range”). Mr. Amato’s target total compensation and LTI were within the Market Range, with his base salary and target STI 16% and 19%, respectively, below the market median. Mr. Zalupski’s target total compensation, base salary, STI and LTI were within the Market Range. Mr. Sherbin’s target total compensation was 34% above the market median, with his base salary, target STI and LTI 23%, 53% and 37%, respectively, above the market median. These compensation levels established relative to market median (including when exceeding the Market Range) generally reflect the Committee’s views on general business conditions, each NEO’s tenure in his role and the importance of placing higher value on performance-based compensation.
Description of the material elements of our 2019 executive compensation program are provided in the following paragraphs.
2019 Base Salary
Base salaries for our NEOs are generally established based on the scope of their responsibilities, prior relevant experience and skills, and competitive market pay levels. The Committee believes that executive base salaries should generally be competitive with the size-adjusted median salaries for executives in comparable positions at the peer companies. We believe that providing competitive salaries is key to our ability to successfully attract and retain talented executives.
Each year, the Committee considers whether to grant merit increases and/or market-based adjustments to the Company’s NEOs. In doing so, it considers several factors such as individual responsibilities, Company and individual performance, experience and alignment with market levels.
Based on the foregoing considerations, the Committee determined certain base pay adjustments were necessary during 2019 and approved the following 2019 salaries for our NEOs. The increase to Mr. Amato’s base salary reflected both a market based adjustment and consideration of Company and individual performance.
NEO	Base Salary Rate as of January 1, 2019	Base Salary Rate as of April 1, 2019	% Increase
Mr. Amato	$650,000	$700,000	7.7%
Mr. Zalupski	$420,000	$432,600	3.0%
Mr. Sherbin	$400,400	$400,400	—%
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TriMas Corporation
2019 Short-Term Incentive Compensation Plan
The goal of the STI is to support our overall business objectives by aligning Company performance with the goals of shareholders and focusing attention on the key measures of success. The STI also plays a key role in ensuring that our annual cash compensation opportunities remain competitive.
Target Awards. Each of our NEOs had a target STI opportunity for the year that was expressed as a percentage of base salary. Target incentive award percentages for all NEOs remained unchanged from 2018. Target awards for 2019 are shown in the following chart:
NEO	Target STI Amount	Target Award as Percent of Salary
Mr. Amato	$700,000	100.0%
Mr. Zalupski	281,190	65.0%
Mr. Sherbin	240,240	60.0%
Depending on the performance results achieved, actual awards generally can vary as a percent of target from a threshold of 0% to a maximum of 200%.
Performance Measures
Each year, the Committee approves the specific performance metrics for that year’s STI program and their relative weightings based on the importance of each applicable measure to the Company for the fiscal year. If the designated target level for a performance metric is attained, the STI award will pay out at 100% for the metric. The threshold is the lowest level of payout below which no payment is made for that specific component. If performance for a metric is between the identified threshold and the maximum, the actual payout is determined based on the achievement of milestones within a matrix, with the distance between the milestones pre-determined depending on the respective metric.
STI Performance Measures. The following underlying performance metrics were selected for the 2019 STI for the NEOs:
•
Operating Profit - 70%. This measure rewards based on performance in recurring operating profit. Recurring operating profit means earnings before interest, taxes and other income/expense, and excludes certain non-recurring items (cash and non-cash) which may include, but are not limited to, income/expenses related to business restructuring, merger and acquisition diligence and transaction costs, cost savings projects, the impact of purchase accounting, debt refinancing, changes in accounting principles and asset impairments (collectively “Special Items”). This measure of profitability was selected because it is viewed as a leading indicator of our ability to effectively manage our costs throughout the business cycle; and

•
Cash Flow - 30%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation, amortization and stock compensation, (4) downward for capital expenditures, cash interest and cash taxes and (5) up or down for the cash impact of any Special Items. Managing our cash generation capabilities and use of cash is an important measure of our ongoing liquidity and stability.

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
For 2019, the specific underlying performance goals and actual achievements were as follows (dollars in millions):

Metric		Threshold	Target	Maximum	Actual 2019 Results(1)	Weighting	Payout %
Operating Profit	Performance Goal	$106.4	$125.2	$137.7	$111.6	70%	53.80%
	Payout as % of Target	70%	100%	200%	76.90%
Cash Flow	Performance Goal	$80.8	$95.0	$125.9	$84.5	30%	26.60%
	Payout as % of Target	70%	100%	200%	88.90%
						Total	80.40%
(1)
Actual 2019 results were determined including our Lamons business through the date of sale in December 2019, and on a constant currency basis, using currency rates defined at the time the measures were approved. Preparing on a constant currency basis is intended to evaluate the operating performance of each performance measure relative to targeted levels and remove the positive or negative impact of changes in foreign currencies relative to the U.S. dollar during the year.

Award Determination and Payouts. In February 2020, the Committee determined and certified the degree to which the underlying STI goals for the prior year were achieved, which actual results are highlighted in the tables above. As a result, our NEOs earned the following STI payouts in cash for 2019 performance:
NEO	Target Award as Percent of Base Salary	Target STI Amounts	STI Payout as % of Total Target Award	STI Earned and Paid in Cash
Mr. Amato	100.0%	$700,000	80.4%	$562,800
Mr. Zalupski	65.0%	281,190	80.4%	226,077
Mr. Sherbin	60.0%	240,240	80.4%	193,153
Long-Term Incentive Program
Our long-term equity program is designed to reward the achievement of long-term business objectives that benefit our shareholders through stock price increases, thereby aligning the interests of our executives with those of our shareholders.
2019 Long-Term Incentive Awards
Under the 2019 Long-Term Incentive Award Program (“2019 LTI”), equity awards were granted to our NEOs under the 2017 Equity and Incentive Compensation Plan in order to promote the achievement of the Company’s strategic goals. The Committee granted RSUs and PSUs to our NEOs, to be settled in shares, with each vehicle accounting for 50% of the overall 2019 LTI target award value.
In determining the total value of the 2019 LTI award opportunity for each NEO, the Committee reviewed survey data provided by Meridian regarding competitive award levels and considered each participant’s total compensation targets and level of responsibility within the organization. The Committee determined no adjustments to the target levels were necessary for Mr. Amato, Mr. Zalupski, or Mr. Sherbin for 2019.
The approved target 2019 LTI grants for our NEOs are as follows:
Name	RSUs ($ Value)	2019-2021 Cycle PSUs ($ Value) (1)
Mr. Amato	$1,199,974	$1,199,974
Mr. Zalupski	349,983	349,983
Mr. Sherbin	249,988	249,988
(1)	Grant date fair value may differ from the approved target value for PSUs due to ASC 718 compensation expense considerations.
The dollar values listed in the above chart for the RSUs and PSUs were converted into a number of units based on the Company’s closing stock price on May 1, 2019 (the grant date) of $30.92 per share. The 2019 RSUs generally vest in three equal installments on the first three anniversaries of the grant date of the award.
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TriMas Corporation
The 2019 PSU awards were designed to be earned generally based on the achievement of specific performance measures over a period of three calendar years. For the 2019-2021 cycle that began on January 1, 2019 and ends on December 31, 2021, 50% of the PSU award is earned based on the achievement of a specified RTSR percentile rank, and 50% is earned based on EPS CAGR performance, during the applicable performance period. The Committee approved RTSR as a performance measure and the use of the S&P SmallCap 600 Capped Industrials Index as the peer group for the performance measurement comparison. The Committee also approved EPS CAGR as a performance measure, which measure is the cumulative average growth rate of the diluted earnings per share from continuing operations as reported in the Company’s income statement within the applicable Form 10-Q and Form 10-K, plus or minus Special Items that may occur from time to time that the Committee believes should adjust the as-reported results for measurement of performance. The tables below detail the threshold, target and maximum performance target and opportunity for each metric. If, upon the conclusion of the performance period, RTSR or EPS CAGR falls between performance levels, straight-line mathematical interpolation will be used to determine the amount of the target PSUs (rounded down to the nearest whole number of PSUs) earned.
Performance Level	Relative Total Shareholder Return	RTSR PSUs Earned (50% of target)
Threshold	Ranked below or at 25th percentile	0%
Above Threshold	Ranked at 35th percentile	50%
Target	Ranked at 50th percentile	100%
Intermediate	Ranked at 65th percentile	150%
Maximum	Ranked at or above 80th percentile	200%
EPS CAGR %	EPS CAGR PSUs Earned (50% of target)
<4.5%	0.0%
4.5%	40.0%
5.0%	50.0%
5.5%	65.0%
6.0%	77.5%
6.5%	90.0%
7.5%	100.0%
8.5%	120.0%
9.5%	140.0%
10.0%	160.0%
10.5%	180.0%
11.0% or more	200.0%
Based on the degree to which the performance goals are met, any PSUs earned for the 2019-2021 cycle vest in 2022.
2017 PSU Grant (2017 - 2019 Performance Period) - Results
The following information is provided to describe the performance goals for the 2017 PSU awards, the actual results relative to such performance goals and how the Company calculated the payout amount for each 2017 PSU award. As an initial matter, the 2017 PSU awards were designed for NEOs other than Mr. Amato to be initially funded based on our achievement of a threshold level of $58.8 million in recurring operating profit for 2019. If this goal was achieved, up to 200% of the target opportunities could be paid out, subject to achievement of RTSR and EPS CAGR during the 2017-2019 performance period, as further described below. If the recurring operating profit goal was not achieved, no portion of the 2017 PSU awards would be paid. Our 2019 actual recurring operating profit achievement was $96.2 million, and thus the participating NEOs’ 2017-2019 Cycle PSU awards were initially funded at 200% of target opportunities, subject to reduction to final payout levels as explained further below.
34	I	2020 Proxy Statement

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
The 2017-2019 Cycle PSU award opportunities provided to the participating NEOs in 2017 represented performance based opportunities, of which 50% could be earned generally based on the achievement of the Company’s RTSR percentile rank against the S&P SmallCap 600 Capped Industrials Index, and 50% could be earned generally based on EPS CAGR performance, in each case for a performance period running from January 1, 2017 to December 31, 2019. Overall achievement could vary from 0% of the target award to 200% of the target award (assuming maximum performance), with no portion of the award earned with respect to a metric if performance fell below the threshold level for that metric.
The RTSR and EPS CAGR performance levels, achieved results, and resulting percentage of target award achieved for the 2017 PSU awards are summarized in the following tables. If performance was above the threshold level for either metric but between two performance levels shown in the applicable table, the payout percentage would be determined based on straight-line mathematical interpolation.
RTSR Performance Matrix
Performance Level	Relative Total Shareholder Return	RTSR PSUs Earned
Threshold	Ranked below or at 25th percentile	0%
Above Threshold	Ranked at 35th percentile	50%
Target	Ranked at 50th percentile	100%
Intermediate	Ranked at 65th percentile	150%
Maximum	Ranked at or above 80th percentile	200%
EPS CAGR Performance Matrix
EPS CAGR %	EPS CAGR PSUs Earned (50% of target)
<4.5%	0.0%
4.5% (Threshold)	40.0%
5.0%	50.0%
5.5%	65.0%
6.0%	77.5%
6.5%	90.0%
7.5% (Target)	100.0%
8.5%	120.0%
9.5%	140.0%
10.0%	160.0%
10.5%	180.0%
11.0% or more (Maximum)	200.0%
Actual Achievement and Payout
	Results Achieved	Attainment	Weighting	% of Target Achieved
RTSR	TSR = 34.20%, 60.42 Percentile	134.7%	50%	67.36%
EPS CAGR	8.5% CAGR	120%	50%	60.00%
Total Payout				127.36%
The achieved EPS CAGR was calculated with adjustments for acquisitions and divestitures, as well as merger and acquisition costs, business restructuring costs and other Special Items pursuant to the terms of the Equity Plans and as approved by the Committee.
After performance results were determined, the earned 2017 PSUs were settled in shares in early 2020.
2020 Proxy Statement	I	35

TriMas Corporation
Benefits and Retirement Programs
Consistent with our overall philosophy, the NEOs are eligible to participate during their service to the Company in benefit plans that are available to substantially all the Company’s U.S. employees. These programs include participation in our medical, dental, vision, group life, accidental death and dismemberment insurance programs, and the Company’s retirement program (comprised of a 401(k) savings plan). The TriMas Corporation Salaried Retirement Program (the “Plan”) is designed to reward continued employment with the Company and assist participants with financial preparation for retirement. Under the Plan, the Company provides a matching contribution of 75% of the participant’s first 5% contributed, up to a maximum of 3.75% of their eligible compensation. Company matching contributions are immediately vested.
Executive Retirement Program
The Company’s executive retirement program provides senior managers with retirement benefits in addition to those provided under the Company’s qualified retirement plans. The Company offers this additional program to enhance total executive pay so that it remains competitive in the market. In 2013, the Company began funding a Rabbi Trust for our obligations under this program. Trust assets are subject to the claims of the Company’s creditors in the event of bankruptcy.
Under the Supplemental Executive Retirement Plan (“SERP”), the Company makes a contribution to each participant’s account at the end of each quarter with the amount determined as a fixed percentage of the employee’s eligible compensation. The percentage is based on the employee’s age on the date of original participation in the plan (a 4.0% contribution for Messrs. Zalupski and Sherbin). Messrs. Zalupski and Sherbin’s contributions are 100% vested. Mr. Amato does not participate in the SERP.
The Compensation Limit Restoration Plan (“CLRP”) provides benefits to senior managers, including our NEOs, in the form of Company contributions which would have been payable under the Company match component of the Plan but for tax code limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under this plan. Company contributions under the CLRP vary as a percent of eligible compensation based on the employee’s elective deferrals into the qualified plan.
The executive retirement program also provides for an elective deferral compensation feature to supplement the existing executive retirement program. Employees eligible to receive SERP contributions may elect to defer up to 25% of base pay and up to 100% of bonus. This plan design component is intended to encourage the continued employment and diligent service of plan participants.
Perquisites
The Company maintains a Flexible Cash Allowance Policy. Under this program, participating executives receive a quarterly cash allowance in lieu of other Company-provided perquisites including supplemental universal life insurance, automobile allowance, private club membership and tax reimbursements. Eligibility for the cash allowances, and the amounts, are periodically reviewed by the Committee. Mr. Amato does not participate in this program. Quarterly cash payments are made at the start of each fiscal quarter.
For the fiscal year 2019, Messrs. Zalupski and Sherbin each received a $25,000 cash allowance.
The Company also continues to make executive physical examinations available to its officers.
Change-of-Control and Severance-Based Compensation
The NEOs are covered by the Company’s Severance Policy (“Severance Policy”), the operation of which is described in further detail below under “Post-Employment Compensation.” In general, the Severance Policy provides that the Company will make severance payments to a covered executive if his or her employment is terminated under certain qualifying circumstances. The Severance Policy does not provide for any excise tax gross-ups, however, it provides for payments otherwise due upon a change-of-control to be reduced to ensure that none are subject to the golden parachute excise tax. The Severance Policy provides important financial protection to the named participants in exchange for non-compete and non-solicit covenants for the
36	I	2020 Proxy Statement

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
duration of an executive’s employment and a period following termination, and a requirement that an executive execute a release of claims in favor of the Company in order to receive any benefits under the Severance Policy. The Committee believes that offering this program is consistent with market practices, assures the Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.
The Committee periodically reviews the Severance Policy to evaluate both its effectiveness and competitiveness and to determine the value of potential payments.
Risk Mitigation in our Compensation Practices
The Committee focuses on risk mitigation in the design and implementation of the Company’s compensation practices. The Committee seeks to properly balance maximizing shareholder value creation, maintaining a strong pay for performance relationship and providing for business risk mitigation. The Committee and management believe that the Company maintains appropriate compensation policies and practices and that they do not give rise to risks that are reasonably likely to have a material adverse effect on the Company or encourage excessive risk taking. The Committee notes the employee compensation program includes a number of risk mitigation strategies, as detailed in the following chart:
COMPENSATION PRACTICE	RISK MITIGATION FACTORS

Short-Term Incentive Compensation
Multiple Performance Metrics. The short-term incentive plan uses multiple performance measures that encourage employees to focus on the overall strength of the business rather than a single financial measure.

Award Cap. STI awards payable to any individual are capped at 200% of the target award.
Clawback Provision. Our clawback policy allows us to recapture STI awards from certain executives, including NEOs, in certain situations, including restatement of financial results.

Management Processes. Board and management processes are in place to oversee risk associated with the STI plan, including, but not limited to, monthly business performance reviews by management and regular business performance reviews by the Board, Audit Committee, and our internal management disclosure committee.

Long-Term Incentive Compensation
Multiple Performance Metrics. The long-term incentive program uses multiple performance measures that encourage employees to focus on the overall strength of the business rather than a single financial measure.

Stock Ownership Guidelines. We have stock ownership requirements consistent with market norms for certain executives, including NEOs.
Award Cap. LTI awards payable to any individual are capped.

Retention of Shares. With respect to any certain executive, including NEOs, who has not met the ownership guidelines within the required period, the Committee may require the executive to retain all shares necessary to satisfy the guidelines, less an amount that may be relinquished for the exercise price and taxes.

Anti-Hedging/Pledging Restriction Policy. See discussion below regarding our anti-hedging and short sale/restricted pledging policies.

Clawback Provision. Our clawback policy permits the Committee to recoup or rescind equity awards to certain executives, including NEOs, under the LTI plan under certain situations, including restatement of financial results.

2020 Proxy Statement	I	37

TriMas Corporation
Accounting and Tax Effects
The impact of accounting treatment is considered in developing and implementing the Company’s compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to the Company’s executives.
The impact of federal tax laws on the Company’s compensation programs is also considered generally, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Section 162(m) of the Code, compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million is not tax deductible. Historically, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Committee believes that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes. Moreover, even if the Committee intended to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code, the Company cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.
Likewise, the impact of Section 409A of the Code is taken into account and the Company’s executive plans and programs are designed to comply with, or be exempt from, the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.
Stock Ownership Guidelines for Executives
To further align the interests of executives with those of shareholders, the Committee adopted stock ownership guidelines for certain executives, including the NEOs. The guidelines are expressed as a multiple of base salary, as set forth below:
Mr. Amato	5x
Messrs. Zalupski and Sherbin	3x
As of December 31, 2019, all of the NEOs were in compliance with the stock ownership guidelines then applicable to them. New executives designated as participants will have five years from the time they are named to a qualifying position to meet the ownership guidelines. Adherence to these guidelines will be evaluated each year on the last trading day of the year, using the executive’s base salary and the value of the executive’s holdings and stock price on such day. Once an executive attains the required ownership level, the executive will not be considered noncompliant solely due to subsequent stock price declines as long as the executive continues to hold at least the number of shares the executive held as of the measurement date until the guideline ownership is again achieved.
Generally, Common Stock owned or beneficially owned by the executive, service-vesting restricted stock or restricted stock units, and vested, in-the-money stock options count toward satisfaction of the guidelines. Before satisfying the guidelines, an executive must hold at least 50% of shares acquired from equity compensation awards (generally, after recognition of shares or cash used for tax withholding or to pay the exercise price of an option).
The Committee has the discretion to consider non-compliance with the guidelines in determining whether or the extent to which future equity awards should be granted and may require all stock attained through Company grants be retained until the guidelines are satisfied.
Anti-Hedging, Short Sale and Pledging Policies
The Company’s anti-hedging policy prohibits our directors and executive officers, including NEOs, from engaging in any transaction that is designed to hedge or offset any decrease in the market value of the
38	I	2020 Proxy Statement

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
Common Stock, including transactions in puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds. This policy includes Common Stock held directly or indirectly by a director or executive officer, as well as any Common Stock granted to a director or executive officer by the Company as part of the compensation of a director or executive officer. The policy also prohibits our directors and executive officers from engaging in short sales related to the Common Stock. Under the policy, directors and executive officers are prohibited from pledging shares of Common Stock.
Recoupment Policy
In 2009, the Committee implemented a recoupment (or clawback) policy subjecting incentive compensation and grants under the Company’s equity compensation plans to executive officers and business unit presidents to potential recoupment. The Board has the authority to trigger recoupment in the event of a material financial restatement or manipulation of a financial measure on which compensation is based where the employee’s intentional misconduct contributed to the restatement or manipulation and, but for such misconduct, a lesser amount of compensation would have been paid. The Committee will reevaluate and, if necessary, revise the Company’s recoupment policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the recoupment requirements have been finalized by the SEC.
2020 Proxy Statement	I	39

TriMas Corporation
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of TriMas Corporation has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board that the Compensation Discussion and Analysis be included in the 2020 Proxy Statement and in the Annual Report on Form10-K of TriMas Corporation filed for the fiscal year ended December 31, 2019.
The undersigned members of the Compensation Committee have submitted this report to the Board.
The Compensation Committee
Samuel Valenti III, Chair
Teresa M. Finley
Jeffrey M. Greene
Eugene A. Miller
Herbert K. Parker
Nick L. Stanage
Daniel P. Tredwell
40	I	2020 Proxy Statement

2019 Summary Compensation Table
The following table summarizes the total compensation paid to or earned by the NEOs in 2019, 2018 and 2017:
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas A. Amato, President and CEO	2019	686,539	2,589,484	562,800	25,745	3,864,568
	2018	637,500	2,638,354	774,800	23,907	4,074,561
	2017	625,000	2,141,936	776,250	23,438	3,566,624

Robert J. Zalupski, CFO	2019	429,208	755,247	226,077	58,264	1,468,796
	2018	416,500	769,521	325,416	58,540	1,569,977
	2017	413,000	749,695	333,415	64,508	1,560,618

Joshua A. Sherbin, General Counsel	2019	400,400	539,462	193,153	56,031	1,189,046
	2018	400,400	549,658	286,366	56,032	1,292,456
	2017	400,400	642,596	298,378	63,531	1,404,905
(1)
All awards in this column relate to restricted stock units (including performance stock units) granted under the 2017 Equity and Incentive Compensation Plan or the Amended 2011 Plan that are calculated in accordance with FASB ASC, Topic 718, “Stock Compensation.” This column includes the value of performance stock units based on the targeted attainment levels, which represents the probable outcome of the performance condition on the date of grant.

(2)
On May 1, 2019, each NEO received time-based restricted stock units that generally vest ratably over a three-year period. In addition, each NEO received a performance-based award which generally cliff-vests after three years and is subject to RTSR and EPS CAGR achievement over the performance period. Maximum fair values for all performance-based awards granted in 2019 were $1,989,497 for Mr. Amato, $580,255 for Mr. Zalupski and $414,468 for Mr. Sherbin. Attainment of the performance-based awards can vary from zero percent if the lowest milestone is not attained to a maximum of 200% of the target award.

(3)
STI payments are made in the year subsequent to which they were earned. Amounts earned under the 2019 STI were approved by the Committee on February 20, 2020 and paid in cash. For additional information about STI awards, please refer to the “Grants of Plan-Based Awards in 2019” table.

(4)
For 2019, includes perquisite allowance and Company contributions to retirement and 401(k) plans. Specifically, in 2019, Messrs. Zalupski and Sherbin each received a perquisite allowance of $25,000. Company contributions during 2019 into the retirement and 401(k) plans were $25,745 for Mr. Amato, $33,264 for Mr. Zalupski and $31,031 for Mr. Sherbin. See “Compensation Components - Benefit and Retirement Programs.”

2020 Proxy Statement	I	41

TriMas Corporation
Grants of Plan-Based Awards in 2019
The following table provides information about the plan-based awards granted to the NEOs in 2019:
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas A. Amato	STI(1)		147,000	700,000	1,400,000	—	—	—	—	—
	Restricted Stock Unit(2)	5/1/2019	—	—	—	—	—	—	38,809	1,199,974
	Performance Stock Unit(3)	5/1/2019	—	—	—	—	38,809	77,618	—	1,389,510

Robert J. Zalupski	STI(1)		59,050	281,190	562,380	—	—	—	—	—
	Restricted Stock Unit(2)	5/1/2019	—	—	—	—	—	—	11,319	349,983
	Performance Stock Unit(3)	5/1/2019	—	—	—	—	11,319	22,638	—	405,263

Joshua A. Sherbin	STI(1)		50,450	240,240	480,480	—	—	—	—	—
	Restricted Stock Unit(2)	5/1/2019	—	—	—	—	—	—	8,085	249,988
	Performance Stock Unit(3)	5/1/2019	—	—	—	—	8,085	16,170	—	289,474

(1)
The amounts above in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column are based on awards pursuant to the STI for each NEO with respect to 2019. The threshold payout is based on the smallest percentage payout of the smallest metric in the NEO’s composite target incentive and the target award is a specified dollar figure for each NEO. The maximum estimated possible payout for each participant is based on maximum attainment for each metric. The actual cash payout for 2019 of the participating NEOs’ STI awards is disclosed in the 2019 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(2)	On May 1, 2019, each NEO received time-based restricted stock units under the 2017 Equity and Incentive Compensation Plan, which awards generally vest ratably over a three-year period.
(3)
On May 1, 2019, each NEO received performance-based awards under the 2017 Equity and Incentive Compensation Plan, which awards generally cliff vest after a three-year performance period (2019-2021 Cycle) and are subject to RTSR and EPS CAGR performance objectives over the performance period. Attainment of these awards can vary from 0% if the lowest milestone is not attained to a maximum of 200% of the target award.

For a detailed description of the programs underlying the awards detailed in the Grants of Plan-Based Awards in 2019 table, please refer to the “Analysis of Key 2019 Compensation Components and Decisions” section of the CD&A. For more information about the NEOs’ relative mix of salary and other compensation elements in proportion to total compensation, please refer to the “Pay for Performance” section of the CD&A.
42	I	2020 Proxy Statement

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table summarizes the outstanding equity awards held by the NEOs as of December 31, 2019:
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested $(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested $(2)
Thomas A. Amato	7/29/16	150,000	—	17.87	7/28/2026	—	—	—	—
	3/1/17 (3)	—	—	—	—	14,493	455,225	55,374	1,739,297
	5/1/18 (4)	—	—	—	—	29,520	927,223	88,560	2,781,670
	5/1/19 (5)	—	—	—	—	38,809	1,218,991	38,809	1,218,991

Robert J. Zalupski	3/1/17 (3)	—	—	—	—	5,073	159,343	19,381	608,757
	5/1/18 (4)	—	—	—	—	8,610	270,440	25,830	811,320
	5/1/19 (5)	—	—	—	—	11,319	355,530	11,319	355,530

Joshua A. Sherbin	3/1/17 (3)	—	—	—	—	4,348	136,571	16,612	521,783
	5/1/18 (4)	—	—	—	—	6,150	193,172	18,450	579,515
	5/1/19 (5)	—	—	—	—	8,085	253,950	8,085	253,950

(1)	All awards in these columns relate to restricted stock units and performance stock unit grants awarded under the Amended 2011 Plan or 2017 Equity and Incentive Compensation Plan.
(2)	The market value is based on the stock price as of December 31, 2019 ($31.41) multiplied by the applicable number of units outstanding.
(3)
Each participating NEO received a restricted stock unit and performance stock unit (2017-2019 Cycle) award as part of the Company’s 2017 LTI awards. The performance stock units generally cliff vest after a 36-month performance period (2017-2019 Cycle) and are subject to RTSR and EPS CAGR performance objectives over the performance period. The Committee approved the performance attainment of 127.36% in February 2020, which is reflected in the number of shares and market value above. The restricted stock units generally vest ratably on each of the first three anniversaries of the grant date.

(4)
Each NEO received a restricted stock unit and performance stock unit (2018-2020 Cycle) award as part of the Company’s 2018 LTI awards. The performance stock units generally cliff vest after a 36-month performance period (2018-2020 Cycle) and are subject to RTSR and EPS CAGR performance objectives over the performance period. For purposes of this disclosure, performance is reflected at maximum levels for these performance stock units. The restricted stock units generally vest ratably on each of the first three anniversaries of the grant date.

(5)
On May 1, 2019, each NEO received a restricted stock unit and performance stock unit (2019-2021 Cycle) award as part of the Company’s 2019 LTI awards. For purposes of this disclosure, performance is reflected at target levels for these performance stock units. See the “Grants of Plan-Based Awards in 2019” table for details on the grants, including vesting terms.

2020 Proxy Statement	I	43

TriMas Corporation
Option Exercises and Stock Vested in 2019
The following table provides information on stock options and restricted stock units that vested or were exercised, as applicable, in 2019 for our NEOs:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas A. Amato	—	—	29,253	915,083
Robert J. Zalupski	—	—	44,970	1,420,158
Joshua A. Sherbin	—	—	37,866	1,196,214
(1)
Calculated by multiplying the number of shares or units vesting times the closing price of our stock on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

2019 Nonqualified Deferred Compensation Table
The following table summarizes the activity in the nonqualified retirement plans for the NEOs in 2019:
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Thomas A. Amato	—	15,245	6,607	—	47,587
Robert J. Zalupski	—	22,764	93,698	—	433,567
Joshua A. Sherbin	—	20,531	99,506	—	522,061
(1)
Represents the Company’s contributions to the TriMas Executive Retirement Program. These contributions are included in the column titled “All Other Compensation” in the 2019 Summary Compensation Table.

(2)	None of these amounts are reported in the 2019 Summary Compensation Table.
(3)
The following amounts included in this column were reported in Summary Compensation Tables for prior fiscal years: Mr. Amato, $26,907; Mr. Zalupski, $107,394; and Mr. Sherbin, $250,952. Contributions to the Executive Retirement Program are invested in accordance with each NEO’s directive based on the investment options in the Company’s retirement program. Investment directives can be amended by the participant at any time. For further information regarding the Executive Retirement Program, see “Compensation Discussion and Analysis - Executive Retirement Program.”

See the “Executive Retirement Program” section of the CD&A for more information regarding this program.
44	I	2020 Proxy Statement

Post-Employment Compensation
The Company maintains the revised Severance Policy, approved by the Committee in 2013. The Severance Policy was amended in March 2019 to modify the severance amounts payable to the NEOs in the event of a qualifying termination following a change-of-control, as noted below. The Severance Policy applies to the Company’s executives identified by the Committee, including the NEOs while employed by the Company. The Severance Policy provides that the Company will make severance payments to an executive if his or her employment is terminated under certain circumstances. The Severance Policy includes an excise tax “cap” provision, which reduces the total amount of payments due under the Severance Policy so as to avoid the imposition of excise taxes and the resulting loss of tax deductions to the Company under Section 280G of the Code. The Severance Policy provides for non-compete and non-solicit covenants for the duration of an executive’s employment and a period following termination, and includes a requirement that an executive sign a release of claims in favor of the Company in order to receive any benefits under the Severance Policy.
If the Company terminates the employment of each of Mr. Amato, Mr. Zalupski or Mr. Sherbin for any reason other than for cause, disability or death (cause and disability as defined in the Severance Policy), or if he terminates his employment for good reason (as defined in the Severance Policy), the Company will provide him with (1) one year’s annual base salary (generally paid in equal installments over a year), (2) STI payment equal to one year’s payout at his target level in effect on the date of termination (generally paid in equal installments over a year), (3) accrued but unpaid base salary and unused vacation, (4) any STI payment that has been declared for him but not paid, (5) his pro-rated STI for the year of termination through the date of termination based on his target level and actual full-year performance, (6) his pro rata portion of time-based vesting equity awards and certain performance equity awards based on actual performance under all equity plans through the termination date, (7) executive level outplacement services for up to 12 months and (8) reimbursement of certain health care premiums for up to 12 months following the termination date.
In the case of any participating executive’s voluntary termination (without good reason) or termination for cause, the Company pays the executive the accrued base salary through termination plus earned but unused vacation compensation (and, in the case of voluntary termination, any STI payment that has been declared for the executive but not paid). All other benefits cease as of the termination date. If an executive’s employment is terminated due to death, the Company pays the accrued but unpaid base salary as of the date of death, and accrued but unpaid STI compensation and fully vests all of the executive’s outstanding equity awards including performance-based equity awards at the target performance level. Other than reimbursement of certain health care premiums for the executive’s dependents for up to 36 months, all other benefits cease as of the date of the executive’s death. If an executive is terminated due to becoming disabled, the Company pays the executive earned but unpaid base salary and STI payments and fully vests all of the executive’s outstanding time-based equity awards and performance-based equity awards at the end of the performance period based on actual performance. All other benefits cease as of the date of such termination in accordance with the terms of such benefit plans.
In the case of a qualifying termination of Mr. Amato’s employment within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide Mr. Amato with (1) a payment equal to 30 months (increased from 24 months as of the March 2019 amendment) of his base salary rate in effect at the date of termination, (2) an STI payment equal to 30 months (increased from 24 months as of the March 2019 amendment) payout at his target level in effect at the date of termination, (3) any STI payment that has been declared for the executive but not paid, (4) his pro-rated STI payout for the year of termination through the date of termination based on his target level and actual full-year performance, (5) immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards, (6) immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance, (7) executive level outplacement services for up to 12 months and (8) reimbursement of certain health care premiums for up to 30 months (increased from 24 months as of the March 2019 amendment) following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
2020 Proxy Statement	I	45

TriMas Corporation
In the case of a qualifying termination of each of Mr. Zalupski or Mr. Sherbin’s employment within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide the executive with (1) a payment equal to 30 months (decreased from 36 months as of the March 2019 amendment) of his base salary rate in effect at the date of termination, (2) an STI payment equal to 30 months (decreased from 36 months as of the March 2019 amendment) payout at his target level in effect at the date of termination, (3) any STI payment that has been earned but not paid, (4) his pro-rated STI payout for the year of termination through the date of termination based on his target level and actual full-year performance, (5) immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards, (6) immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance, (7) executive level outplacement services for up to 12 months and (8) reimbursement of certain health care premiums for up to 30 months (decreased from 36 months as of the March 2019 amendment) following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
For purposes of the Severance Policy, “Change-of-Control” shall be deemed to have occurred upon the first of the following events to occur (as further described in the Severance Policy):
1.
A person is or becomes the beneficial owner of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities (subject to certain exceptions);

2.
Individuals who constitute the Board cease for any reason to constitute a majority of the number of directors then serving on the Board, unless their replacements are approved as described in the Severance Policy (subject to certain exceptions);

3.
The Company closes a merger, consolidation, wind-up, reorganization, or restructuring of the Company with or into any other entity or a similar event or series of such events, resulting in a substantial change in the Company’s ownership or leadership, as further described in the Severance Policy, subject to certain exceptions; or

4.
The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, as further described in the Severance Policy, and subject to certain exceptions.

Notwithstanding the foregoing, (1) a “Change-of-Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (2) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change-of-Control” shall be deemed to have occurred only if the transaction or event qualifies as a Section 409A Change-of-Control.
In addition, the Severance Policy states that in return for these benefits, each executive covered under the Severance Policy must refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.
The Severance Policy may be modified by the Committee at any time, provided that the prior written consent of the executive is required if the modification adversely impacts the executive. Further, the Committee may amend or terminate the Severance Policy at any time upon 12 months’ written notice to any adversely affected executive.
46	I	2020 Proxy Statement

Potential Payments Upon Termination or Change-of-Control as of December 31, 2019
The following table estimates the potential executive benefits and payments due to the NEOs upon certain terminations of employment or a Change-of-Control, assuming such events occurred on December 31, 2019. These estimates reflect, among other arrangements, the terms of the Severance Policy as amended in March 2019. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.
	Involuntary termination by Company without cause or termination by executive for good reason ($)	Involuntary termination by Company for cause ($)	Qualifying termination in connection with a change of control ($)	Death ($)(3)	Termination as a result of disability ($)(4)
Thomas A. Amato
Cash payments(1)	1,400,000	—	3,500,000	—	—
Value of restricted stock units(2)	3,292,648	—	6,576,940	6,576,940	6,576,940
Outplacement services	25,000	—	25,000	—	—
Medical benefits	16,700	—	41,750	50,000	—
Total	4,734,348	—	10,143,690	6,626,940	6,576,940

Robert J. Zalupski
Cash payments(1)	713,790	—	1,784,475	—	—
Value of restricted stock units(2)	1,057,701	—	2,024,500	2,024,500	2,024,500
Outplacement services	25,000	—	25,000	—	—
Medical benefits	16,700	—	41,750	50,000	—
Total	1,813,191	—	3,875,725	2,074,500	2,024,500

Joshua A. Sherbin
Cash payments(1)	640,640	—	1,601,600	—	—
Value of restricted stock units(2)	838,929	—	1,537,111	1,537,111	1,537,111
Outplacement services	25,000	—	25,000	—	—
Medical benefits	16,700	—	41,750	50,000	—
Total	1,521,269	—	3,205,461	1,587,111	1,537,111
(1)
Comprised of multiple of base salary as of December 31, 2019 and applicable STI payments. The 2019 STI bonus is not included as it was deemed for purposes of this table as earned as of December 31, 2019 and is subject to company performance. Assumes that no accrued but unearned vacation pay is due.

(2)
Restricted stock units include service-based units and performance-based stock units, and are either included on a pro-rata basis for the portion of the earnings period that has elapsed or on a fully-vested basis as required by the terms of the Severance Policy. In addition, the number of performance-based stock units included assumes the target metric would be achieved. Restricted stock units are valued at the market price of the Common Stock of $31.41 at December 31, 2019. Messrs. Amato, Zalupski and Sherbin had 104,828, 33,674 and 26,709 shares, respectively, that would have been vested upon an involuntary termination without cause or by executive for good reason as of December 31, 2019, and (assuming target performance) 209,390, 64,454, and 48,937 shares, respectively, that would have been vested upon a qualifying termination in connection with a change-of-control, death or disability.

(3)
With respect to death, the Severance Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid STI awards, terminate as of the date of the NEO’s death. Equity awards become 100% vested upon death. Each NEO’s dependents are eligible to receive reimbursement for the employee portion of COBRA premiums for a period not to exceed 36 months after the NEO’s date of death.

(4)
With respect to disability, the Severance Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid annual STI awards, terminate on the earlier of (a) six months after the disability related termination or (b) the date the NEO receives benefits under the Company’s long-term disability program. Equity awards become 100% vested upon the disability termination.

2020 Proxy Statement	I	47

TriMas Corporation
CEO Pay Ratio Disclosure
Mr. Amato, our CEO, had 2019 total compensation of $3,864,568, as reflected in the 2019 Summary Compensation Table. We estimate that the median of 2019 total compensation for all employees of the Company and its consolidated subsidiaries as of December 31, 2019 (the “Determination Date”), excluding our CEO, was $37,385, which amount comprises all applicable elements of compensation for 2019 in accordance with Item 402(c)(2)(x) of Regulation S-K (the “Median Annual Compensation”). The ratio of Mr. Amato’s 2019 total compensation to the Median Annual Compensation was approximately 103 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.
To identify the employee who received the Median Annual Compensation (the “Median Employee”), we measured annual base pay (consisting of regular base earnings and overtime) for the period beginning on January 1, 2019 and ending on December 31, 2019 for 3,296 employees, representing all full-time, part-time, seasonal, temporary and contract employees (whose compensation is determined by the Company) of the Company and our consolidated subsidiaries as of the Determination Date. In determining the Median Employee, we also annualized compensation for employees who worked less than all of 2019 (other than temporary employees) based on reasonable assumptions and estimates relating to our employee compensation program, including new hires.
48	I	2020 Proxy Statement

ADDITIONAL INFORMATION
ADDITIONAL INFORMATION
What is the purpose of the Annual Meeting?
During the Annual Meeting, holders of the Company’s Common Stock will act upon the matters outlined in the accompanying notice of Annual Meeting, including: to elect three directors to serve until the annual meeting in 2023; to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; to approve, on a non-binding advisory basis, the compensation paid to the Company’s NEOs; and to transact such other business as may properly come before the meeting. In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders.
How will the Company conduct the virtual Annual Meeting?
As permitted by Delaware law and our bylaws, we have implemented the virtual annual meeting format in order to facilitate and increase shareholder attendance and participation. In preparation for the virtual Annual Meeting (i) we will implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting is a shareholder or proxy holder, (ii) we will implement reasonable measures to provide shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) we will maintain a record of any votes or other action taken by shareholders or proxy holders at the meeting. During the Q&A session of the meeting, we will answer appropriate questions related to the business of the Annual Meeting, as time permits.
How do I attend and participate during the virtual Annual Meeting?
Our completely virtual Annual Meeting will be conducted on the internet via live webcast. You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/TRS2020. You also will be able to vote your shares electronically at the Annual Meeting.
All shareholders of record as of March 13, 2020 (the “Record Date”), or their duly appointed proxies, may participate in the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting webcast will begin promptly at 8:00 a.m., Eastern Time, on May 12, 2020. We encourage you to access the meeting prior to the start time. Online access will begin at 7:45 a.m., Eastern Time, on May 12, 2020.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
How do I submit questions during the virtual Annual Meeting?
Shareholders may submit questions for the Annual Meeting after logging in. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/TRS2020, typing your question into the “Ask a Question” field, and clicking “Submit.” Please submit any questions before the start time of the meeting.
Appropriate questions related to the business of the Annual Meeting (the proposals being voted upon) will be answered during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered at https://ir.trimascorp.com/shareholderquestions as soon as practical after the Annual Meeting.
2020 Proxy Statement	I	49

TriMas Corporation
Additional information regarding the ability of shareholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available at www.virtualshareholdermeeting.com/TRS2020.
What if I have technical difficulties during the virtual Annual Meeting?
Technical support, including related technical support phone numbers, will be available on the virtual meeting platform at www.virtualshareholdermeeting.com/TRS2020 beginning at 7:45 a.m., Eastern Time, on May 12, 2020 through the conclusion of the Annual Meeting.
Why didn’t I receive a paper copy of this proxy statement?
We have distributed proxy materials to some of our shareholders over the internet by sending them a Notice of Internet Availability of Proxy Materials that explains how to access our proxy materials and vote online. Many other companies have transitioned to this more contemporary way of distributing annual meeting materials, often called “electronic proxy” or “Notice and Access.”
This “Notice and Access” process, expedites our shareholders’ receipt of these materials, lowers the costs of proxy solicitation and reduces the environmental impact of our annual meeting.
What if I would like to receive a paper copy of this proxy statement?
If you received a notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in your notice to request a copy.
Who is entitled to vote?
The Company’s Common Stock constitutes the Voting Stock of the Company. As of the Record Date, there were no outstanding shares of preferred stock of the Company. Only record holders of Common Stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote those shares of Common Stock that they held on the Record Date. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. We encourage you to access the Annual Meeting before the start time of 8:00 a.m., Eastern Time, on May 12, 2020. Please allow ample time for online check-in, which will begin at 7:45 a.m., Eastern Time, on May 12, 2020.
What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum for all purposes. As of the Record Date, 44,363,202 shares of Common Stock were issued and outstanding and entitled to vote. Broker non-votes and proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether there is a quorum.
What is the difference between holding shares as a shareholder of record and being a beneficial owner?
Shareholders of Record. If, at the close of business on the Record Date, your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company via the proxy card or to vote electronically during the Annual Meeting.
50	I	2020 Proxy Statement

ADDITIONAL INFORMATION
Beneficial Owners. If, at the close of business on the Record Date, your shares were not issued directly in your name, but were held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote the shares in your account and are also invited to attend the Annual Meeting online. However, since you are not the shareholder of record, you may not vote these shares during the Annual Meeting unless you request and obtain a proxy from your broker, trustee, bank or nominee. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.
How do I vote?
Shareholders of Record. If you complete and properly sign the proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your proxy card).
Beneficial Owners. If you complete and properly sign the voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your voting instruction card). If you want to vote your shares electronically during the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.
Can I change my vote after I return my proxy card or voting instruction card?
Shareholders of Record. You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting online, the individuals named as proxy holders in the proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.
Beneficial Owners. If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.
How will my shares be voted?
Shareholders of Record. All shares represented by the proxies mailed to shareholders will be voted electronically at the Annual Meeting in accordance with instructions given by the shareholders. Where no instructions are given, the shares will be voted (1) for the election of the Board of Directors’ nominees for three directors, (2) for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2020 and (3) for the approval, on a non-binding advisory basis, the compensation paid to the Company’s NEOs.
Beneficial Owners. The brokers, banks or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter. Under applicable law, a broker, bank or nominee has the discretion to vote on routine matters, such as Proposal 2, but does not have discretion to vote with respect to non-routine matters, such as Proposals 1 or 3. Common Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum. Broker non-votes will have no effect in determining the outcome of the vote on Proposal 1 and will have the effect of a vote against Proposal 3. In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your bank, broker or nominee.
2020 Proxy Statement	I	51

TriMas Corporation
What are the Board’s recommendations?
The Board recommends a vote:
Proposal 1 — FOR the election of the nominated slate of directors.
Proposal 2 — FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
Proposal 3 — FOR the approval, on a non-binding advisory basis, of the compensation paid to the Company’s NEOs.
What vote is required to approve each item?
Proposal 1 - Election of Directors.
The three nominees who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of the Company’s Common Stock is represented at the meeting. However, we have adopted a majority voting policy that is applicable in uncontested director elections. This means that the plurality standard will determine whether a director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a director must exceed the number of votes “withheld” from that director or the director must submit his or her resignation. The Board, taking into account the recommendation of the Governance and Nominating Committee, would then determine whether to accept or reject any required resignation. A proxy card marked “Withhold” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the election of directors.
Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.
Proposal 3 - Approval, on a non-binding advisory basis, of the compensation paid to the Company’s NEOs.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting will be necessary to approve the non-binding advisory resolution approving the compensation paid to the Company’s NEOs. While the Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote is advisory in nature. Abstentions will have the same effect as a vote against the matter.
What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board does not propose to conduct any business at the Annual Meeting other than as stated above.
How do I find out the voting results?
Preliminary voting results will be announced at the Annual Meeting and final voting results will be published by the Company in a Current Report on Form 8-K.
52	I	2020 Proxy Statement

ADDITIONAL INFORMATION
How may I obtain an additional copy of the proxy materials?
If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, please request the additional copy by contacting TriMas Corporation, Attention: Investor Relations, 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304, Telephone 248-631-5450, or by email to generalcounsel@trimascorp.com. Additionally, if you have been receiving multiple sets of proxy materials and wish to receive only one set of proxy materials, please contact the Company’s Investor Relations department in the manner provided above.
What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Company’s transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company’s transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.
Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Company’s Board. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.
How can I access the Company’s proxy materials and Annual Report on Form 10-K?
The Financial Information subsection under “Investors” on the Company’s website, www.trimascorp.com, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. The Company has posted printable and searchable 2020 proxy materials to the Company’s website at http://ir.trimascorp.com. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices at TriMas Corporation, Attention: Investor Relations, 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304 or by email to generalcounsel@trimascorp.com.
The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.
Is a registered list of shareholders available?
The names of shareholders of record entitled to vote electronically at the Annual Meeting will be available to shareholders entitled to vote at the meeting on Tuesday, May 12, 2020 at the Company’s headquarters and, during the meeting, at www.virtualshareholdermeeting.com/TRS2020.
How and when may I submit a shareholder proposal or director nomination for the 2021 Annual Meeting?
For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2021 Annual Meeting, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices no later than November 27, 2020. Such proposals also must comply with SEC regulations
2020 Proxy Statement	I	53

TriMas Corporation
under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to TriMas Corporation, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304 or by fax to (888) 318-8873.
For a shareholder proposal or director nomination that is intended to be considered at the 2021 Annual Meeting, but not included in the Company’s proxy statement, the shareholder must give timely notice to the Corporate Secretary not earlier than January 12, 2021 and not later than the close of business on February 11, 2021. Any shareholder proposal must set forth (1) a brief description of the business desired to be brought before the 2021 Annual Meeting and the reasons for conducting such business, (2) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (3) the number of shares of Common Stock that are beneficially owned by the shareholder, (4) any material interest of the shareholder in such business and (5) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act or the Company’s Third Amended and Restated Bylaws.
54	I	2020 Proxy Statement

TriMas

38505 Woodward Avenue, Suite 200
Bloomfield Hills, Michigan 48304
www.trimascorp.com
(248) 631-5450

TRIMAS CORPORATION
ATTN: JOSHUA SHERBIN
38505 WOODWARD AVENUE, SUITE 200
BLOOMFIELD HILLS, MI 48304

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TRS2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E98009-P36703 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRIMAS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees

01) Herbert K. Parker
02) Holly M. Boehne
03) Teresa M. Finley

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

To vote against all nominees, mark "Withhold All" above. To vote against an individual nominee, mark "For All Except" and write the nominee's number on the line above.

The Board of Directors recommends you vote FOR proposal 2.

The Board of Directors recommends you vote FOR proposal 3.

NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

For address changes, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Notice & Proxy Statement and 2019 Annual Report of TriMas Corporation are also available at: http://ir.trimascorp.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2019 Annual Report are available at www.proxyvote.com. Have the control number located on your proxy card available to access the materials on this website.

E98010-P36703

**FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2020
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF**

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
TRIMAS CORPORATION**

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted in the manner directed, and if no such direction is made, will be voted in accordance with the Board of Directors' recommendations.

By casting your voting instructions on the reverse side of this proxy card, you hereby (1) acknowledge receipt of the proxy statement related to the above-referenced meeting, (2) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of TriMas Corporation's common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (3) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Directors' recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the internet, as described in the instructions on the reverse side of the proxy.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side